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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Pinnacle West Capital Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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PINNACLE WEST CAPITAL CORPORATION
Post Office Box 53999
PHOENIX, ARIZONA 85072-3999

NOTICE AND PROXY STATEMENT
FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON WEDNESDAY, MAY 18, 2011

To our Shareholders:

             Our Board of Directors invites you to the 2011 Annual Meeting of Shareholders of Pinnacle West Capital Corporation (the "Company" or "Pinnacle West"). The meeting will be held at the Heard Museum, 2301 North Central Avenue, Phoenix, Arizona 85004-1323, at 10:30 a.m., Mountain Standard Time, on Wednesday, May 18, 2011. At this meeting, we are asking you to vote on the following proposals in addition to any other business that may properly come before the meeting:

    (1)
    Election of 12 directors to serve until the 2012 Annual Meeting of Shareholders (Proposal 1);

    (2)
    An advisory vote on executive compensation ("Say-on-Pay") (Proposal 2);

    (3)
    An advisory vote to determine the frequency of future Say-on-Pay votes (Proposal 3); and

    (4)
    Ratification of the appointment of the Company's independent accountants for the year ending December 31, 2011 (Proposal 4).

             All shareholders of record at the close of business on March 21, 2011 are entitled to notice of and to vote at the meeting. Shareholders may vote their shares: (1) via the Internet; (2) by telephone; (3) by proxy card; or (4) in person at the Annual Meeting. Shares can be voted at the meeting only if the holder is present or represented by proxy.

By order of the Board of Directors,

DAVID P. FALCK Executive Vice President, General Counsel and Secretary

- i -

- ii -

GENERAL INFORMATION

Place, Date and Time

             The Company's 2011 Annual Meeting of Shareholders ("Annual Meeting") will be held at the Heard Museum, 2301 North Central Avenue, Phoenix, Arizona 85004-1323, at 10:30 a.m., Mountain Standard Time, on Wednesday, May 18, 2011.

Notice of Internet Availability

             Unless you elected to receive printed copies of the proxy materials in prior years, you will receive a Notice of Internet Availability of Proxy Materials by mail (the "Internet Notice"). The Internet Notice will instruct you as to how you may access and review the proxy materials. If you received an Internet Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions included in the Internet Notice.

             The Internet Notice is first being sent to shareholders on or about April 6, 2011. The proxy statement and the form of proxy relating to the Annual Meeting are first being made available to shareholders on or about April 6, 2011.

Record Date; Shareholders Entitled to Vote

             All shareholders at the close of business on March 21, 2011 (the "record date") are entitled to vote at the meeting. Each holder of outstanding Company common stock is entitled to one vote per share held as of the record date on all matters on which shareholders are entitled to vote, except for the election of directors, in which case "cumulative" voting applies (see "Vote Required – Election of directors" on page 2 of this proxy statement). At the close of business on the record date, there were 108,947,551 shares of common stock outstanding.

Voting

    Vote by Internet. The website address for Internet voting is on the Internet Notice. Internet voting is available 24 hours a day.

    Vote by telephone. The toll-free number for telephone voting is on your proxy card. Telephone voting is available 24 hours a day.

    Vote by mail. You may vote by mail by promptly marking, dating, signing and mailing a proxy card (a postage-paid envelope is provided for mailing in the United States).

    Vote in person. You may come to and vote at the Annual Meeting. If you hold your shares in street name, you must obtain a proxy, executed in your favor, from the holder of record if you wish to vote these shares at the meeting.

    If you vote by telephone or Internet, DO NOT mail a proxy card.

             You may change or revoke your vote at any time before the proxy is exercised by: filing with our Corporate Secretary either a notice of revocation or a signed proxy card bearing a later date; re-voting by telephone; or re-voting by Internet. Your proxy will be suspended with respect to your shares if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously-granted proxy.

             Your vote is confidential. Only the following persons have access to your vote: election inspectors; individuals who help with processing and counting of votes; and persons who need access for legal reasons.

Quorum

             The presence, in person or by proxy, of a majority of the outstanding shares of our common stock is necessary to constitute a quorum at the Annual Meeting. In counting the votes to determine whether a quorum exists, shares that are entitled to vote but not voted at the direction of the beneficial owner (called abstentions) and votes withheld by brokers in the absence of instructions from beneficial owners (called broker non-votes) will be counted for purposes of determining whether there is a quorum. Shares owned by the Company are not considered outstanding or present at the meeting.

Vote Required

    Election of directors. Individuals receiving the highest number of votes will be elected. The number of votes that a shareholder may, but is not required to, cast is calculated by multiplying the number of shares of common stock owned by the shareholder, as of the record date, by the number of directors to be elected. Any shareholder may cumulate his or her votes by casting them for any one nominee or by distributing them among two or more nominees. Abstentions will not be counted toward a nominee's total and will have no effect on the election of directors. You may not cumulate your votes against a nominee. If you hold shares beneficially through a broker, trustee or other nominee and wish to cumulate votes, you should contact your broker, trustee or nominee. If you would like to exercise your cumulative voting rights, you must do so by mail. The Company's Bylaws provide that, in an uncontested election, a director nominee who receives a greater number of votes cast "withheld" for his or her election than "for" such election will promptly tender his or her resignation to the Corporate Governance Committee. The Corporate Governance Committee is required to evaluate the resignation, taking into account the best interests of the Company and its shareholders, and will recommend to the Company's Board of Directors (the "Board") whether to accept or reject the resignation.

    Under the current rules of The New York Stock Exchange ("NYSE"), your broker is not able to vote on your behalf in any director election unless you give your broker specific voting instructions. We encourage you to provide instructions so that your shares will be counted in the election of directors.

    Say-on-Pay and frequency of Say-on-Pay. The votes cast "for" must exceed the votes cast "against" to approve the advisory vote on the compensation disclosed in this proxy statement of our Named Executive Officers – the Say-on-Pay vote. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Named Executive Officers and the compensation philosophy, policies and procedures described in this proxy statement. In connection with the frequency of how often shareholders have an advisory Say-on-Pay vote, shareholders may vote for every 1, 2 or 3 years or abstain. The frequency receiving the greatest number of votes – every 1, 2 or 3 years – will be considered the frequency approved by the shareholders. For both the Say-on-Pay vote and the frequency vote, because your vote is advisory, it will not be binding on the Board or the Company. However, the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation and the frequency of Say-on-Pay votes. Abstentions and broker non-votes will have no effect on the outcome of these proposals.

    Ratification of the appointment of the independent accountants. The votes cast "for" must exceed the votes cast "against" to ratify the appointment of the independent accountants for the year ending December 31, 2011. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

    The Board recommends a vote:

    •
    FOR the election of the nominated slate of directors (Proposal 1);
    •
    FOR the approval, on an advisory basis, of the compensation of our Named Executive Officers, as disclosed in this proxy statement (Proposal 2);
    •
    FOR the option of every 3 years for future Say-on-Pay advisory votes (Proposal 3); and
    •
    FOR the ratification of the appointment of Deloitte & Touche LLP ("D&T") as the Company's independent accountants for the year ending December 31, 2011 (Proposal 4).

             The Board is not aware of any other matters that will be brought before the shareholders for a vote. If any other matters properly come before the meeting, the proxy holders will vote on those matters in accordance with the recommendations of the Board or, if no recommendations are given, in accordance with their own judgment.

Attendance at the Annual Meeting

             In order to attend the Annual Meeting, you will need to present a valid picture identification, such as a driver's license or passport, and either:

  •
  the Internet Notice or the top portion of your proxy card if you are a shareholder of record (each Internet Notice or proxy card admits two people); or
  •
  a copy of a brokerage statement showing ownership of our stock if you hold your shares in street name.

Delivery of Annual Reports and Proxy Statements to a Shared Address; Obtaining a Copy of the Annual Report

             If you and one or more shareholders share the same address, it is possible that only one Internet Notice, Annual Report or proxy statement was delivered to your address. Registered shareholders at the same address who wish to receive separate copies of the Internet Notice, the Annual Report or proxy statement may:

  •
  call the Company's Shareholder Services at 1-602-250-5511;
  •
  mail a request to Shareholder Services at P.O. Box 53999, Mail Station 8602, Phoenix, AZ 85072-3999; or
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  e-mail a request to: shareholderdept@pinnaclewest.com.

The Company will promptly deliver to you the information requested. Shareholders who own Company stock through a broker and who wish to receive separate copies of the Internet Notice, Annual Report or proxy statement should contact their broker.

             You can access our Annual Report via the Internet. A copy of the Annual Report is available on the Company's website (www.pinnaclewest.com) and will be provided to any shareholder upon request. Shareholders may request a copy from Shareholder Services at the telephone number or addresses set forth above or as described in the Internet Notice.

 Shareholder Proposals or Director Nominations for 2012 Annual Meeting

             To be included in the proxy materials for the 2012 Annual Meeting of Shareholders (the "2012 Annual Meeting"), any shareholder proposal intended to be presented at that meeting must be received by our Corporate Secretary no later than December 8, 2011 at the following address:

Corporate Secretary
Pinnacle West Capital Corporation
400 North Fifth Street, Mail Station 9068
Phoenix, Arizona 85004

             A shareholder who intends to present a proposal at the 2012 Annual Meeting, but does not wish it to be included in the 2012 proxy materials, must submit the proposal by the close of business on February 18, 2012, but not earlier than January 19, 2012. Nominations for the Board must be received by November 18, 2011. In all cases, shareholders must also comply with the applicable rules of the Securities and Exchange Commission ("SEC") and our Bylaws.

Proxy Solicitation

             The Board is soliciting the enclosed proxy. The Company may solicit shareholders over the Internet, by telephone or by mail. The Company has retained Georgeson Inc. to assist in the distribution of proxy solicitation materials and the solicitation of proxies for $10,000, plus customary expenses. The costs of the solicitation will be paid by the Company. As required, the Company will reimburse brokerage houses and others for their out-of-pocket expenses in forwarding documents to beneficial owners of stock.

INFORMATION ABOUT OUR BOARD AND CORPORATE GOVERNANCE

Director Independence

             NYSE rules require companies whose securities are traded on the NYSE to have a majority of independent directors. These rules describe certain relationships that prevent a director from being independent and require a company's board of directors to make director independence determinations in all other circumstances. The Company's Board has also adopted Director Independence Standards to assist the Board in making independence determinations. These Director Independence Standards are available on the Company's website at www.pinnaclewest.com.

             Based on the Board's review, the Board has determined that one of the Company's 12 directors is not independent and that 11 of the directors are independent. The 11 independent directors are Messrs. Basha, Gallagher, Lopez, Nordstrom, and Parker, Drs. Cortese, Herberger and Klein, and Mses. Clark-Johnson, Grant and Munro. Mr. Brandt is not independent under the NYSE rules or the Director Independence Standards because of his employment with the Company. Messrs. Jamieson, Post and Stewart retired from the Board in May 2010. Messrs. Jamieson and Stewart were independent while on the Board. Mr. Post was not independent while on the Board due to his former employment with the Company.

             In accordance with the NYSE rules and the Director Independence Standards, the Board undertakes an annual review to determine which of its directors are independent. The reviews generally take place in the first quarter of each year; however, directors are required to notify the Company of any changes that occur throughout the year that may impact their independence.

             In considering the independence of Mr. Gallagher, the Board considered that the law firm of Gallagher & Kennedy, P.A. ("Gallagher & Kennedy"), where Mr. Gallagher is Chairman Emeritus, provided legal services to the Company in 2010 and is expected to provide legal services to the Company in 2011. However, since: (a) the amounts paid to Gallagher & Kennedy were less than the dollar thresholds set forth in the NYSE rules and the Director Independence Standards; (b) Mr. Gallagher does not furnish legal services to the Company; and (c) he has advised the Company that he receives no compensation or benefits from Gallagher & Kennedy as a result of the firm providing legal services to the Company, the Board determined that Mr. Gallagher was independent.

             Mr. Parker is Chairman and Chief Executive Officer of US Airways Group, Inc. and US Airways, Inc. (collectively "US Airways"), a commercial airline headquartered in Phoenix, Arizona, where the Company is also headquartered. In considering the independence of Mr. Parker, the Board considered that directors and employees of the Company and its subsidiaries purchase air travel and freight services from time to time for business purposes from US Airways. The Board determined that these matters do not impact Mr. Parker's independence because they are ordinary course, arms-length transactions that are not material to either the Company or US Airways. In addition, the amounts paid to US Airways are less than the dollar thresholds set forth in the NYSE rules and the Director Independence Standards and are less than one percent of the Company's and US Airways' revenues for fiscal year 2010.

             Ms. Clark-Johnson is an employee of Arizona State University ("ASU") in her capacity as the Executive Director of the Morrison Institute for Public Policy. Dr. Cortese is also an employee of ASU in his capacity as Director of the ASU Health Care Delivery and Policy Program and a Foundation Professor in the Department of Biomedical Informatics, Ira A. Fulton School of Engineering and in the School of Health Management and Policy, W.P. Carey School of Business. ASU is considered a part of the reporting entity for the State of Arizona (the "State") for financial reporting purposes and, as such, the State is the entity considered in applying the independence tests. In considering the independence of Ms. Clark-Johnson and Dr. Cortese, the Board considered the fact that transactions between the State and the Company and its affiliates consist of providing electric service, utility-related construction, building and parking leases, and the payment of various State fees and taxes. The Board determined that these matters do not impact Ms. Clark-Johnson's or Dr. Cortese's independence since amounts paid to or received from the State are less than the dollar thresholds set forth in the NYSE rules and the Director Independence Standards. In addition, neither of these directors benefits financially, directly or indirectly, from ASU's business relationships with the Company, most of which consist of receiving electric service at regulated rates.

             With respect to all of the directors, the Board considered that many of the directors and/or businesses of which they are officers, directors, shareholders, or employees are located in Arizona Public Service Company's ("APS") service territory and receive electricity from APS. The Board considered these relationships in determining the directors' independence, but, because the rates and charges for electricity provided by APS are fixed by the Arizona Corporation Commission ("ACC"), and the directors satisfied the other independence criteria specified in the NYSE rules and the Director Independence Standards, the Board determined that these relationships did not impact any director's independence. The Board also considered contributions to charitable and non-profit organizations where a director also serves as a director of such charity or organization. However, since no director is also an executive officer of such charitable or non-profit organization, the Board determined that these payments did not impact any director's independence.

 Board Meetings and Attendance

             In 2010, our Board held 11 meetings and none of our directors attended fewer than 75% of the Board meetings and any meetings of committees on which he or she served. All of the Board members attended the 2010 Annual Meeting.

Board Committees

             The Board has the following standing committees: Audit; Corporate Governance; Finance; Human Resources; and Nuclear and Operating. All of our committees are made up of independent directors who meet the independence requirements of the NYSE rules, SEC rules, and the Director Independence Standards. All of the charters of the Board's committees, the Director Independence Standards, and the Corporate Governance Guidelines are publicly available on the Company's website (www.pinnaclewest.com).

    Audit Committee

             The Audit Committee held seven meetings in 2010. Among other things, the Audit Committee:

    •
    oversees the integrity of the Company's financial statements;
    •
    appoints the independent accountants and is responsible for their qualifications, independence, performance, and compensation;
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    reviews the performance of the Company's internal audit function; and
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    monitors the Company's compliance with legal and regulatory requirements that may have a material impact on the Company's financial statements.

             The Board has determined that each member of the Audit Committee meets the NYSE experience requirements and that Mr. Nordstrom, the Chair of the Audit Committee, is an "audit committee financial expert" under applicable SEC rules.

    Corporate Governance Committee

             The Corporate Governance Committee held eight meetings in 2010. Among other things, the Corporate Governance Committee:

    •
    develops the Corporate Governance Guidelines;
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    develops and recommends to the full Board criteria for selecting new directors;
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    identifies and evaluates individuals qualified to become members of the Board, consistent with the criteria for selecting new directors;
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    recommends director nominees to the Board; and
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    recommends to the Board the directors who should serve on each of the Board's committees.

             Prior to May 19, 2010, the Corporate Governance Committee had a Nomination Subcommittee and delegated to the subcommittee the duties to: develop and recommend to the full Board the Board's criteria for selecting new directors; identify and evaluate individuals qualified to become members of the Board; recommend director nominees to the full Board; and recommend to the Board who should serve on each of the Board committees. The Corporate Governance Committee resumed these duties and dissolved the Nomination Subcommittee on May 19, 2010. The Nomination Subcommittee met four times in 2010.

    Finance and Nuclear and Operating Committees

             Prior to May 19, 2010, the Company had a Finance, Nuclear and Operating Committee. Following May 19, 2010, the Company separated the duties of the Finance, Nuclear and Operating Committee between the Finance Committee and the Nuclear and Operating Committee. The Finance, Nuclear and Operating Committee held one meeting and the Finance Committee and the Nuclear and Operating Committee each held three meetings in 2010.

             Among other things, the Finance Committee:

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    reviews the Company's historical and projected financial performance, annual budgets and the Company's financing plan and recommends approval of credit facilities and the issuance of long-term debt and common equity;
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    reviews and recommends approval of short-term investments and borrowing guidelines; and
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    reviews and recommends to the Board the Company's dividend actions, including stock dividends and other distributions.

             Among other things, the Nuclear and Operating Committee:

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    reviews the results of major inspections and evaluations by external oversight groups, such as the Nuclear Regulatory Commission ("NRC") and the Institute of Nuclear Power Operations ("INPO");
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    reviews and assesses reports from the Palo Verde Oversight Committee (the "PVOC");
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    reviews and monitors the power plant operations, energy delivery and customer service functions of the Company; and
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    reviews and monitors the Company's compliance with environmental policies.

             The PVOC is an independent committee of individuals who have extensive experience and expertise in the design, operation, management, and regulation of nuclear power plants. The purpose of the PVOC is to provide the Board and APS executive management with an independent assessment of the performance of the Palo Verde Nuclear Generating Station ("Palo Verde"). Performance includes nuclear safety, plant reliability, plant management, and organizational effectiveness. The PVOC performs assessments of Palo Verde compared to established nuclear industry standards and practices and corporate requirements, with a particular emphasis on safe operation of the facility and protection of public health, safety, and the environment.

    Human Resources Committee

             The Human Resources Committee held five meetings in 2010. Among other things, the Human Resources Committee:

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    reviews management's programs for the attraction, retention, and development of the Company's human resources;
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    recommends persons for election or appointment as officers to the full Board;
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    annually reviews the goals and performance of our officers;
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    approves corporate goals and objectives relevant to the compensation of our Chief Executive Officer ("CEO"), assesses the CEO's performance in light of these goals and objectives, and sets the CEO's compensation level based on this assessment;
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    makes recommendations to the Board with respect to non-CEO executive compensation and director compensation; and
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    acts as the "committee" under our long-term incentive plans.

             Under the Human Resources Committee's charter, the Human Resources Committee may delegate authority to subcommittees, but did not do so in 2010.

The Board's Leadership Structure

    Lead Director.    Kathryn L. Munro serves as the Company's Lead Director and chairs the Corporate Governance Committee. The Lead Director performs the following functions:

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    serves as a liaison between the Chairman of the Board (the "Chairman") and the independent directors;
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    advises the Chairman as to an appropriate schedule of Board meetings, reviews and provides the Chairman with input regarding agendas for the Board meetings and, as appropriate or as requested, reviews and provides the Chairman with input regarding information sent to the Board;
    •
    presides at all meetings at which the Chairman is not present, including executive sessions of the independent directors, which executive sessions are scheduled as part of each Board meeting;
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    calls meetings of the independent directors when necessary and appropriate;
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    oversees the Board and Board committee self-assessment process;
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    is available for consultation and direct communication with the Company's shareholders and other interested parties; and
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    performs such other duties as the independent directors may from time to time delegate.

    Chairman and CEO Positions.    The Chairman is Donald E. Brandt, the Company's CEO. The Board believes that combining the roles of the CEO and Chairman enhances the Board's ability to communicate clearly and effectively with management, and that an independent Board Chairman would create an additional level of hierarchy that would only duplicate the activities already being vigorously carried out by its Lead Director.

The Board's Role in Risk Oversight

             The ultimate responsibility for the management of the Company's risks rests with the Company's senior management team. The Board's oversight of the Company's risk management function is designed to provide assurance that the Company's risk management processes are well adapted to and consistent with the Company's business and strategy, and are functioning as intended. The Board focuses on fostering a culture of risk awareness and risk-adjusted decision-making and ensuring that an appropriate "tone at the top" is established. The Board regularly discusses and updates a listing of areas of risk and allocates responsibility for them among the Board committees, which list includes, among other things, regulatory risk, safety, nuclear operations and compliance, and business continuity. Each committee:

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    receives periodic presentations from management about its assigned risk areas;
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    assesses the effectiveness of the risk identification and mitigation measures being employed; and
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    discusses their assessments and recommendations with the full Board at least annually.

             Consistent with the requirements of the NYSE's corporate governance standards, the Audit Committee periodically reviews the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures. The Audit Committee also reviews the comprehensiveness of the Board's risk oversight process and plays a coordinating role designed to ensure that no gaps exist in the coverage by the Board committees of risk areas. In recommending the composition of the Board's committees and the selection of committee Chairs, the Corporate

Governance Committee takes into account the effective functioning of the risk oversight role of each Board committee, and the risk areas assigned to it.

             The Executive Risk Committee is comprised of senior level officers of the Company and is chaired by the Chief Financial Officer. Among other responsibilities, this Committee is responsible for ensuring that the Board receives timely information concerning the Company's material risks and risk management processes. The internal enterprise risk management group reports to the Vice President, Strategic Initiatives and Risk, who reports to the Chief Financial Officer of APS. The internal risk management group is responsible for (1) implementing a consistent risk management framework and reporting process across APS, and (2) ensuring that the Executive Risk Committee is informed of those processes and regularly apprised of material existing risks and the emergence of additional material risks.

Director Qualification; Selection of Nominees for the Board

             Director Qualifications.    The Corporate Governance Guidelines contain Board membership criteria that apply to nominees recommended by the Corporate Governance Committee for a position on the Board. Under these criteria, a director must be a shareholder of the Company. In determining whether an individual should be considered for Board membership, the Corporate Governance Committee considers the following qualities, among others: integrity; strong business judgment and understanding of corporate governance; knowledge, including regulatory and political knowledge, and nuclear expertise at the strategic level; understanding of the Company's business environment; the potential contribution of each candidate to the diversity of backgrounds, experience and competencies which the Board desires to have represented, including large organizational leadership, public company experience and risk management; and technology and science experience to address the future of smart grids, communication technologies, control systems and renewable energy. The Board periodically reviews and revises these criteria.

             Selection of Nominees for the Board.    The Corporate Governance Committee uses a variety of methods to identify and evaluate nominees for a director position. The Corporate Governance Committee regularly assesses the appropriate size of the Board, whether any vacancies on the Board are expected due to retirement or otherwise, and whether the Board reflects the appropriate balance of knowledge, skills, expertise, and diversity required for the Board as a whole. In the event that vacancies are anticipated, or otherwise arise, the Corporate Governance Committee may consider various potential candidates. Candidates may come to the attention of the Corporate Governance Committee through current Board members, professional search firms, shareholders, or other persons. The Corporate Governance Committee evaluates all nominees against the same criteria, regardless of the source of the nomination. Any shareholder nominations proposed for consideration by the Corporate Governance Committee should include the nominee's name and qualifications for Board membership and should be addressed to:

Corporate Secretary
Pinnacle West Capital Corporation
400 North Fifth Street, Mail Station 9068
Phoenix, Arizona 85004

             Any shareholder who wishes to submit a nomination for a director to the Board must deliver that nomination to our Corporate Secretary by November 18, 2011 and comply with the information requirements in the Company's Bylaws.

             Candidates may be considered at any point during the year. The Corporate Governance Committee identified Dr. Klein as a potential director based upon his experience in the nuclear industry and, in May 2010, recommended Dr. Klein for Board membership. Dr. Klein became a director effective June 1, 2010.

Director Resignation Due to Substantial Change in Their Primary Business Position

             Under the Company's Corporate Governance Guidelines, upon a substantial change in a director's primary business position, a director is required to apprise the Corporate Governance Committee and should offer his or her resignation for consideration to the Corporate Governance Committee. The Corporate Governance Committee will recommend to the Board the action, if any, to be taken with respect to the tendered resignation.

Communication with the Board

             Shareholders and other parties interested in communicating with the Board may do so by writing to the Corporate Secretary, Pinnacle West Capital Corporation, 400 North Fifth Street, Mail Station 9068, P.O. Box 53999, Phoenix, Arizona 85072-3999, indicating who should receive the communication. The Corporate Secretary will transmit communications raising substantial issues to the Lead Director and to the Chair of the Board Committee most closely associated with the matter. The Corporate Secretary has discretion to exclude communications that are commercial advertisements or other forms of solicitations, individual service or billing complaints and complaints related to individual employment-related actions.

Company Code of Business Conduct and Ethics; Strategic Framework

             In order to ensure the highest levels of business ethics, the Board has adopted the Ethics Policy and Standards of Business Practices, which applies to all employees, officers and directors, and the Code of Ethics for Financial Executives, both of which are described below:

             Ethics Policy and Standards of Business Practices.    "Doing the Right Thing" presents the Ethics Policy and the Standards of Business Practices of the Company and its subsidiaries. Employees and directors receive a copy of "Doing the Right Thing" when they join the Company and are provided updates periodically. "Doing the Right Thing" helps ensure that the employees, officers and directors of the Company and its subsidiaries act with integrity and avoid any real or perceived violation of the Company's ethics policy, laws, or regulations.

             Code of Ethics for Financial Executives.    The Company has adopted a Code of Ethics for Financial Executives, which is designed to promote honest and ethical conduct and compliance with applicable laws, rules, and regulations, particularly as related to the maintenance of financial records, the preparation of financial statements, and proper public disclosure. "Financial Executive" means the Company's CEO, Chief Financial Officer, Chief Accounting Officer, Controller, Treasurer, and persons performing similar functions at any of the Company's subsidiaries.

             The Company provides periodic online training and examination covering the principles in the Ethics Policy and Standards of Business Practices. This training includes extensive discussion of the Company's values, an explanation of Company ethical standards, application of ethical standards in typical workplace scenarios, assessment questions to help measure understanding, and an electronic sign-off. All of the employees of the Company and APS, and all of our directors, complete the training. The codes of conduct are available on the Company's website (www.pinnaclewest.com).

             The Company's Strategic Framework (the "Strategic Framework").    APS has adopted a strategic framework that defines its vision, mission, areas of focus, and values. APS' vision is to create a sustainable energy future for Arizona. APS' mission is to safely and efficiently generate and deliver reliable electric power and related services to its customers. The areas of focus are employees, operational excellence, environmental stewardship, continuous improvement, customers and communities, and shareholder value. The framework affirms our corporate values of safety, integrity and trust, accountability, and respect. Here is our Strategic Framework:

PROPOSAL 1 – ELECTION OF DIRECTORS

Current Nominees

             The 12 nominees for election as directors are set forth below, where we provide a description of their occupation, business background and other directorships as well as a discussion of the specific skills that the Board believes qualifies each of our nominees to serve as a director. All nominees will be elected for a one-year term that will expire at the 2012 Annual Meeting.1

Edward N. Basha, Jr., age 73, has been a director since 1999. Mr. Basha is Chairman of the Board of Bashas' supermarket chain, and he has held this position since 1968. Mr. Basha was Chief Executive Officer of Bashas' from 1968 until September 2010. On July 12, 2009, Bashas' filed voluntary Chapter 11 petitions in the United States Bankruptcy Court, District of Arizona. A reorganization plan for Bashas' was confirmed in August 2010. Mr. Basha serves on the Company's Human Resources and Nuclear and Operating Committees.

Mr. Basha is an Arizona native and prominent business, civic and political leader involved in multiple Arizona community projects. His family-owned business is comprised of grocery and specialty stores in Arizona, California and New Mexico. In addition to his executive experience, Mr. Basha brings a strong marketing background to the Board.

Donald E. Brandt, age 56, has been a director since 2009. Mr. Brandt is Chairman of the Board, President and CEO of the Company. He has been Chairman of the Board and CEO since April 2009 and President since March 2008. Mr. Brandt is Chairman of the Board and CEO of APS. He has been Chairman of the Board since April 2009 and Chief Executive Officer since March 2008. Mr. Brandt served as President of APS from December 2006 to January 2009. Mr. Brandt has served as an officer of the Company in the following additional capacities: March 2008 to April 2009 as Chief Operating Officer; September 2003 to March 2008 as Executive Vice President; December 2002 to September 2003 as Senior Vice President; and as Chief Financial Officer from December 2002 to March 2008.

As Chairman of the Board, President and CEO of the Company and as Chairman of the Board and Chief Executive Officer of APS, and with nearly three decades of experience in the utility industry, Mr. Brandt has a broad understanding of the factors affecting the Company's business. In addition, Mr. Brandt currently serves on the boards of the Institute of Nuclear Power Operations ("INPO"), the Nuclear Energy Institute ("NEI"), the Edison Electric Institute ("EEI"), and Nuclear Electric Insurance Limited ("NEIL"), all major industry organizations that provide insights into operational, financial and policy matters of great importance to the Company.

1 Directors' ages are as of March 21, 2011.

Susan Clark-Johnson, age 64, has been a director since 2008. Ms. Clark-Johnson is Executive Director of the Morrison Institute for Public Policy, ASU. She has held this position since May 2009. Ms. Clark-Johnson was President, Gannett Newspaper Division, Gannett Co., Inc. (newspaper publishing) from September 2005 until her retirement in May 2008. Ms. Clark-Johnson was Chairman and Chief Executive Officer of Phoenix Newspapers, Inc. from August 2000 to September 2005. Ms. Clark-Johnson is also a director of Chyron Corporation. Ms. Clark-Johnson serves on the Company's Nuclear and Operating and Corporate Governance Committees.

Ms. Clark-Johnson brings a breadth of operational and managerial experience from running a major division of a Fortune 500 company. Also, as the former Publisher of the Arizona Republic newspaper, Ms. Clark-Johnson has a keen understanding of Arizona's political, economic and cultural spheres.

Denis A. Cortese, M.D., age 67, has been a director since 2010. Dr. Cortese is the Director of the ASU Health Care Delivery and Policy Program and a Foundation Professor in the Department of Biomedical Informatics, Ira A. Fulton School of Engineering and in the School of Health Management and Policy, W.P. Carey School of Business. He has held these positions since February 2010. Dr. Cortese has been Emeritus President and Chief Executive Officer, Mayo Clinic (medical clinic and hospital services) since November 2009 and was President and Chief Executive Officer of Mayo Clinic from March 2003 until his retirement in November 2009. Dr. Cortese serves on the Company's Audit and Nuclear and Operating Committees.

As former President and Chief Executive Officer of the Mayo Clinic, Dr. Cortese has extensive experience in leading complex organizations with multiple constituencies and has led an organization that delivers strong and efficient customer service, which parallels the Company's strategies. Further, his background in public policy development, science and technology brings valuable perspectives to issues in the areas that face the Company.

Michael L. Gallagher, age 66, has been a director since 1999. Mr. Gallagher is Chairman Emeritus of Gallagher & Kennedy, Phoenix, Arizona (Arizona-based law firm). He has held this position since 2001. Mr. Gallagher served as President of Gallagher & Kennedy from 1978 through 2000. Mr. Gallagher is a director of AMERCO and a trustee of the Peter Kiewit Foundation. Within the past five years, Mr. Gallagher was also a director of Action Performance Companies, Inc. Mr. Gallagher chairs the Company's Nuclear and Operating Committee and serves on the Corporate Governance Committee.

Mr. Gallagher has represented a broad and diverse spectrum of corporate clients. Mr. Gallagher provides guidance and judgment gained through advising senior management and boards of directors on the varied issues regularly considered by the Board. His knowledge and experience from participating on the boards of other publicly-traded companies provides valuable perspective to the Company.

Pamela Grant, age 72, has been a director since 1985. Ms. Grant is a civic leader. Ms. Grant was President of TableScapes, Inc. (party supply rentals) from July 1989 through January 1995. Ms. Grant was President and Chief Executive Officer of Goldwaters Department Stores (general mercantile), a division of May Department Stores, from January 1987 to April 1988. From November 1978 to January 1987, Ms. Grant was President, Chairman and Chief Executive Officer of Goldwaters Department Stores, a division of Associated Dry Goods. Ms. Grant serves on the Company's Audit and Human Resources Committees.

Ms. Grant brings continuity and institutional knowledge to the Board gained over 25 years of service. As the former top executive of a large department store chain, Ms. Grant possesses skills associated with merger and acquisition activities, corporate governance and competitive retail markets.

Roy A. Herberger, Jr., Ph.D., age 68, has been a director since 1992. Dr. Herberger is President Emeritus of Thunderbird School of Global Management (graduate management school). He has held this position since November 2004. Dr. Herberger was President of Thunderbird from 1989 until August 2004. Dr. Herberger is also a director of the Apollo Group. Within the past five years, he was also a director of MedAire, Inc. and ECO2 Plastics Inc. Dr. Herberger chairs the Company's Human Resources Committee and serves on the Corporate Governance and Finance Committees.

Dr. Herberger has both management experience and a strong understanding of business and economic trends. He also has extensive corporate board service, which aids his contributions to the Company's Board. Dr. Herberger's service as the lead director and Chair of the Compensation Committee of the Apollo Group, a Fortune 500 company, and his service as a Trustee for the Mayo Clinic, contributes to the strength of the Company's governance and human resources processes.

Dale E. Klein, Ph.D., age 63, has been a director since 2010. Dr. Klein served as Chairman of the U.S. Nuclear Regulatory Commission from July 2006 to May 2009, and thereafter as a Commissioner until March 2010. He was Assistant to the Secretary of Defense for Nuclear, Chemical and Biological Defense Programs from November 2001 to July 2006. Dr. Klein is a Professor of Mechanical Engineering and Associate Director of the Energy Institute at the University of Texas at Austin and Associate Vice Chancellor for Research at the University of Texas System. Dr. Klein is also a director of Southern Company. He serves on the Company's Audit and Nuclear and Operating Committees.

Dr. Klein brings expertise in all aspects of nuclear energy regulation, operation, technology and safety. His wide national and international experience in all aspects of nuclear energy and government brings value to the Board, not only from the perspective of our operations at Palo Verde but also as we look at new opportunities in our evolving utility business.

Humberto S. Lopez, age 65, has been a director since 1995. Mr. Lopez is President of HSL Properties, Inc. (real estate development and investment), Tucson, Arizona. He has held this position since 1975. Mr. Lopez serves on the Company's Audit and Human Resources Committees.

In addition to management and business knowledge, Mr. Lopez brings extensive investment and real estate development expertise to the Company. His understanding of real estate and associated markets has proven a valuable asset to the Company because of the importance of those markets in Arizona. Mr. Lopez also is familiar with the State's historic economic cycles, which helps the Company plan for future growth and energy needs.

Kathryn L. Munro, age 62, has been a director since 2000. Ms. Munro is a principal of BridgeWest, LLC (investment company). She has held this position since July 2003. Ms. Munro was Chairman of BridgeWest, LLC from February 1999 until July 2003. From 1996 to 1998, Ms. Munro served as Chief Executive Officer of Bank of America's ("BofA") Southwest Banking Group and was President of BofA Arizona from 1994 to 1996. Prior to that, Ms. Munro held a variety of senior positions during her 20-year career with BofA. Ms. Munro is also a director of FLOW International Corporation and Knight Transportation, Inc. Within the past five years, Ms. Munro was a director of Capital Bancorp, Ltd. Ms. Munro is the Company's Lead Director and, as such, she chairs the Corporate Governance Committee. She also serves on the Human Resources and Finance Committees.

As principal of an investment company, and as former Chief Executive Officer of BofA's Southwest Banking Group and President of BofA Arizona, Ms. Munro brings business acumen and financial knowledge to the Company. Her experience with the cycles in Arizona's economy assists a growing infrastructure company like Pinnacle West in accessing capital and meeting its financing needs. Ms. Munro is also an experienced director, currently serving on the boards of FLOW International Corp., Knight Transportation, and Premera Blue Cross.

Bruce J. Nordstrom, age 61, has been a director since 2000. Mr. Nordstrom is President of and a certified public accountant at the firm of Nordstrom and Associates, PC, Flagstaff, Arizona. He has held that position since 1988. Mr. Nordstrom chairs the Company's Audit Committee and serves on the Corporate Governance and Finance Committees.

As the president of a Flagstaff, Arizona-based accounting firm, Mr. Nordstrom has an extensive accounting, auditing and financial skill set. Additionally, he provides familiarity with principles of risk management and oversight and the perspectives of customers in the Northern Arizona service territory of APS.

W. Douglas Parker, age 49, has been a director since 2007. Mr. Parker is Chairman of the Board and Chief Executive Officer of US Airways (airline carrier). He has held these positions since September 2005. Mr. Parker served as Chairman of the Board and Chief Executive Officer of America West Holdings ("AWH") and of America West Airlines ("AWA") from September 2001 to September 2007, and served as a director of AWH and AWA from 1999 to September 2007. Within the past five years, Mr. Parker also served as a director of Clear Channel Outdoor. Mr. Parker chairs the Company's Finance Committee and serves on the Audit Committee.

Mr. Parker has extensive executive management and leadership experience operating in a highly regulated and volatile industry. His background and expertise are valuable to the Company as the electric utility business model evolves. Mr. Parker has significant experience addressing issues facing public companies as a result of his position as CEO of US Airways.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE FOR ELECTION OF THE NOMINATED SLATE OF DIRECTORS

SHARES OF PINNACLE WEST STOCK OWNED BY MANAGEMENT
AND LARGE SHAREHOLDERS

             The following table shows the amount of Pinnacle West common stock owned by the Company's directors, Messrs. Brandt, Edington, Falck, Hatfield, Robinson and Wheeler (the "Named Executive Officers"), our directors and executive officers as a group and those persons who beneficially own more than 5% of the Company's common stock. Unless otherwise indicated, each shareholder listed below has sole voting and investment power with respect to the shares beneficially owned.

             The address of listed shareholders not otherwise set forth below is P.O. Box 53999, Mail Station 8602, Phoenix, Arizona 85072-3999. Unless otherwise indicated, all information is as of March 21, 2011, the record date for the Annual Meeting.

Name	Number of Shares Beneficially Owned[1]	Percent of Class
Directors:
Edward N. Basha, Jr.	16,829	*
Donald E. Brandt	32,561	*
Susan Clark-Johnson	6,294	*
Denis A. Cortese, M.D.	3,758	*
Michael L. Gallagher	19,695	*
Pamela Grant	28,250	*
Roy A. Herberger, Jr., Ph.D.	22,364	*
Dale E. Klein, Ph.D.	100	*
Humberto S. Lopez	45,779	*
Kathryn L. Munro	19,725	*
Bruce J. Nordstrom	22,285	*
W. Douglas Parker	6,294	*
Other Named Executive Officers:
Randall K. Edington	13,702	*
David P. Falck	13,591	*
James R. Hatfield	21,729	*
Donald G. Robinson	27,713	*
Steven M. Wheeler	22,851	*
All Directors and Executive Officers as a Group (22 Persons):	333,971	*
5% Beneficial Owners:[2]
BlackRock, Inc.[3] 40 East 52nd Street New York, NY 10022	7,544,653	6.9%
Franklin Resources, Inc. and certain related entities[4] One Franklin Parkway San Mateo, CA 94403-1906	7,057,100	6.5%
State Street Corporation[5] One Lincoln Street Boston, MA 02111	7,690,732	7.1%
The Vanguard Group Inc.[6] 100 Vanguard Boulevard Malvern, PA 19355	5,811,474	5.3%

*Represents less than 1% of the outstanding common stock.

1 Shares listed do not include performance share grants or restricted stock unit grants. Shares listed include shares that could be acquired within 60 days of March 21, 2011 under the Company's equity incentive plans. The following shares are held in joint tenancy: Director: Dr. Herberger – 14,497; Officer: Mr. Wheeler – 21,765; and all Directors and Executive Officers as a group: 36,262. The following shares are held in joint trusts: Directors: Dr. Cortese – 3,758; Mr. Gallagher – 19,695; Mr. Lopez – 45,779; and Ms. Munro – 18,478; Officer: Mr. Hatfield – 9,664; and all Directors and Executive Officers as a Group: 97,371. Mr. Basha has donated 16,569 of his shares to a charitable foundation and 260 of his shares are held in a custodial account; however, he has shared voting rights with respect to all such shares.

2 The Company makes no representations as to the accuracy or completeness of the information in the filings reported in footnotes 3-6.

3 Black Rock, Inc. Schedule 13G/A filing, dated January 21, 2011, reports beneficial ownership of 7,544,653 shares, with sole voting and dispositive power.

4 Franklin Resources, Inc., Charles B. Johnson, Rupert H. Johnson, Jr., and Franklin Advisers, Inc. Schedule 13G/A filing, dated February 4, 2011, reports beneficial ownership collectively of 7,057,100 shares, with sole voting power as to 6,955,000 shares and sole dispositive power as to 7,055,000 shares in Franklin Advisers, Inc., and sole voting power and sole dispositive power as to 2,100 shares in Fiduciary Trust Company International.

5 State Street Corporation Schedule 13G filing, dated February 10, 2011, reports beneficial ownership of 7,690,732 shares, with shared voting and dispositive power. The Company maintains normal commercial relationships with State Street Corporation and its subsidiaries. The Company does not consider these relationships to be material.

6 The Vanguard Group Inc. Schedule 13G, dated February 9, 2011, reports beneficial ownership of 5,811,474 shares with sole voting and shared dispositive power as to 136,244 shares, and sole dispositive power as to 5,675,230 shares and Vanguard Fiduciary Trust Company as beneficial owner of 136,244 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

             Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than 10% of the Company's common stock to file reports of ownership and changes of ownership with the SEC. Based solely on the Company's review of these reports, the Company believes that its directors, executive officers, and greater than 10% beneficial owners complied with their respective Section 16(a) reporting requirements for fiscal year 2010 on a timely basis.

RELATED PARTY TRANSACTIONS

             The Corporate Governance Committee is responsible for reviewing and approving all transactions with any Related Party, which consists of any of our directors, director nominees, executive officers, shareholders owning more than 5% of the Company's common stock and, with respect to each of them, their immediate family members and certain entities in which they are an officer or a shareholder, partner, member or other participant who, directly or indirectly, has a substantial ownership in or otherwise substantially controls or shares control of such entity (a "Related Party"). This obligation is set forth in writing in our Statement of Policy Regarding Related Party Transactions (the "Policy").

             To identify Related Party Transactions, as defined in the Policy, each year the Company requires our directors and officers to complete Director and Officer Questionnaires identifying any transactions with the Company in which a Related Party has an interest. We review Related Party Transactions due to the potential for a conflict of interest. A conflict of interest occurs when an individual's private interest interferes, or appears to interfere, in any way with our interests. Our Ethics Policy and Standards of Business Practices, "Doing the Right Thing," require all directors, officers, and employees who may have a potential or apparent conflict of interest to notify the Company's management. In addition, the Policy specifically provides that any Related Party Transaction must be approved or ratified by the Corporate Governance Committee. A Related Party Transaction is any transaction or a series of similar transactions in which the Company or any of its subsidiaries is or was a participant, where the amount involved exceeds $120,000 in the aggregate, and in which any Related Party has a direct or indirect material interest, other than:

  •
  transactions in which rates or charges are fixed in conformity with law or governmental authority (such as APS rates approved by the ACC);
  •
  transactions in which the rates or charges are determined by competitive bid; or
  •
  the payment of compensation by the Company to the executive officers, directors, or nominees for directors.

REPORT OF THE HUMAN RESOURCES COMMITTEE

             The Human Resources Committee submitted the following report:

             The Human Resources Committee is composed of five non-employee directors, each of whom is independent as defined by NYSE rules and the Company's Director Independence Standards.

             In accordance with SEC rules, the Human Resources Committee discussed and reviewed the Compensation Discussion and Analysis beginning on page 19 of this proxy statement with management and, based on those discussions and review, the Human Resources Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

HUMAN RESOURCES COMMITTEE CHAIR Roy A. Herberger, Jr., Ph.D	HUMAN RESOURCES COMMITTEE MEMBERS Edward N. Basha, Jr. Pamela Grant Humberto S. Lopez Kathryn L. Munro

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis ("CD&A")

    Overview of 2010 Company Performance

             Last year was a successful year for our Company despite challenging economic conditions. Our significant accomplishments and improvements in 2010 include:

    •
    the Company's total shareholder return ("TSR") in 2010 was 20% compared with 4% for the S&P 1500 Super Composite Electrics Index (the "S&P 1500");
    •
    the Company's common share price increased more than 13%, compared to a 0.5% decrease in the S&P 1500;
    •
    Palo Verde achieved a capacity factor of 90.5% and the fossil power plants achieved a commercial availability factor of 92.2%;
    •
    we achieved our safest year on record, placing us in the first quartile of our industry;
    •
    we continued to effectively implement our wind-down strategy for the Company's non-regulated businesses;
    •
    APS signed contracts for the first 70 megawatts of utility-owned solar power under the AZ Sun program through which APS plans to invest up to $500 million for the construction of 100 MW of multiple solar photovoltaic power plants across Arizona; and
    •
    APS ranked fifth among all 59 large segment utilities in J.D. Power and Associates 2010 Residential Customer Satisfaction Study.

    Compensation Objectives

             The fundamental objectives of the Company's executive compensation strategy are:

    •
    Alignment with Shareholder Interests. A significant portion of compensation should be tied to the Company's stock performance through performance-based or other stock incentives so that executives' interests are tied to the success of the Company and aligned with those of our shareholders.
    •
    Business Performance Accountability. Compensation should be tied to the Company's performance in several key areas, including furthering our Strategic Framework, so that executives are focused on specific strategic and operating objectives and are held accountable through their compensation for the performance of the Company.
    •
    Individual Performance Accountability. Compensation should be tied to an individual's performance so that individual contributions to the Company's performance are rewarded.
    •
    Retention. Compensation should be designed to promote key employee retention.
    •
    Competitiveness. The compensation program should be designed to attract and reward key leaders critical to the Company's success by providing total compensation levels and programs that are competitive and fair.

    Setting Executive Compensation

             The Human Resources Committee.    The Human Resources Committee (for purposes of this CD&A, the "Committee") monitors executive officer compensation throughout the year and undertakes a thorough analysis of our executive officer compensation each Fall. This review includes consideration of competitive positions relative to specified labor markets, the mix of elements of compensation, the degree and type of performance focus, and a consideration of individual officer evaluations. From December through February, the Committee then makes adjustments to executive officer compensation, including salary and cash and non-cash incentives.

             Role of Executive Officers in Determining Executive Compensation.    The Committee makes all compensation decisions relating to our CEO's compensation, makes awards under the 2007 Long-Term Incentive Plan (the "2007 Plan"), and determines the awards under the 2010 Incentive Plans (as defined on page 27 of this proxy statement). The Committee recommends other executive officer compensation decisions, which are approved by the Board. Management works with the Committee in establishing the agenda for Committee meetings and in preparing meeting information. Management conducts evaluations and provides information on the performance of the executive officers for the Committee's consideration and provides such other information as the Committee may request. Management also assists the Committee in recommending salary levels, annual incentive plan structure and design, including corporate and business unit performance targets or other goals, long-term incentive plan structure and design, including award levels, and the type, structure, and amount of other awards. The executive officers are available to the Committee's compensation consultant to provide information as requested by the consultant. At the request of the Chair of the Committee, the CEO or other officers may attend and participate in portions of the Committee's meetings.

             Role of Compensation Consultants.    The Committee's charter gives the Committee the sole authority to retain and terminate any consulting firm used by the Committee in evaluating non-employee director and officer compensation. The Committee engaged Frederick W. Cook & Co. to assist the Committee in its evaluation of 2010 compensation for our executive officers (the "Consultant"). The Committee instructed the Consultant to prepare a competitive analysis of the compensation of the executive officers of the Company and of APS, and to make recommendations for changes to the existing compensation program. The Consultant does not provide any other services to the Company or any of its subsidiaries.

             Consultant's Report and Comparator Group.    The Consultant reviewed our executive compensation practices against the market and considered the extent to which these practices support our executive compensation strategy.

             As part of this study, the Consultant performed competitive pay comparisons for our executive officers based on:

  •
  compensation information as disclosed in 2009 SEC filings for the comparator group described below;
  •
  general industry data based on surveys published by Hewitt Associates, Inc. (averaging data for companies in the $2.5 – $5 billion revenue bracket and the $5 – $10 billion revenue bracket) and Towers, Perrin, Forster & Crosby, Inc. ("Towers Perrin") (averaging data for companies in the $3 – $6 billion revenue bracket and the $6 – $10 billion revenue bracket); and
  •
  industry-specific survey data from the Towers Perrin Energy Services Industry Survey (reflecting the average between companies in the $3 – $6 billion revenue bracket and companies with revenues greater than $6 billion).

             From these sources, the Consultant developed a competitive consensus, with industry-specific data assigned a two-thirds weighting and general industry data assigned a one-third weighting. For the Named Executive Officers with position matches in all three peer sets (Messrs. Brandt, Hatfield, Falck and Robinson), the data reflects one-third proxy statement data, one-third Energy Services Industry Survey, and one-third general industry surveys. For the Named Executive Officers without a matching general industry survey position (Mr. Edington and Mr. Wheeler), the data reflects one-half proxy statement data and one-half Energy Services Industry Survey.

             As part of the executive compensation review for 2010, the Committee reviewed the comparator group for its continued appropriateness with the assistance of the Consultant. As a result of such review, the Committee approved the continuing use of the comparator group used in setting 2009 executive compensation with the exception of Puget Energy, Inc., which was removed from the comparator group when it ceased to be a publicly-traded company. The comparator group is broadly similar to the Company with respect to industry, complexity, business lines and size, and positions the Company closer to the median with respect to revenues, assets, market cap, and total megawatts owned or managed. The 2010 comparator group consists of the following companies (the "Comparator Group"):

Comparator Group

Allegheny Energy	Alliant Energy	Ameren Corporation	DTE Energy Company
Entergy Corporation	NextEra Energy (formerly "FPL Group Inc.")	Northeast Utilities	NV Energy, Inc.
OGE Energy Corporation	PPL Corporation	Progress Energy, Inc.	SCANA Corporation
Southern Company	TECO Energy, Inc.	Wisconsin Energy Corporation	Xcel Energy, Inc.

             The Consultant considered that APS' reported revenues do not reflect the actual size and complexity of its operations since APS is a minority owner in both Palo Verde and the Four Corners Power Plant but APS manages the facilities on behalf of all the owners. This issue was addressed by adjusting APS revenues to take revenues attributable to managed assets into account. As a result, APS adjusted revenues approximate the median of the Comparator Group.

             In providing information to the Committee with respect to setting 2010 compensation, the Consultant reviewed the total compensation of the Named Executive Officers and the individual elements of that compensation, including the type and balance of annual incentives and long-term incentives, and evaluated the competitiveness of the total compensation and individual elements of compensation of each such officer based on the survey data discussed above.

             In its analysis, presented in October 2009 and based upon data for 2008 as disclosed in proxy statements, the Consultant looked at actual compensation paid to the Named Executive Officers as compared to the 25th, 50th and 75th percentile (data was treated at the 25th, 50th or the 75th percentile if it was within +/- 10%). The conclusions of the report as to the comparative positions of the actual compensation of the Named Executive Officers at the time the analysis was performed are as follows:

Officer	Base Salary	Actual Annual Incentive[1]	Long-Term Incentive[2]
Mr. Brandt	at the 25th percentile	above the 50th percentile	above the 25th percentile
Mr. Hatfield	at the 25th percentile	above the 50th percentile	below the 25th percentile
Mr. Edington[3]	above the 75th percentile	at the 75th percentile	above the 75th percentile
Mr. Falck	at the 50th percentile	–	above the 75th percentile
Mr. Robinson	at the 25th percentile	at the 50th percentile	below the 50th percentile
Mr. Wheeler	at the 50th percentile	above the 50th percentile	at the 25th percentile

1 Actual annual incentive earned for performance in 2008. Mr. Falck joined the Company in July 2009 and did not participate in the 2008 annual incentive plan.
2 Messrs. Edington's and Falck's amounts include the annualized value of special deferred compensation awards of $1,000,000 and $50,000 respectively. Mr. Falck's amount includes performance shares and RSUs that were part of his hiring package. In determining the amount of the initial equity grant to Mr. Falck, the Committee took into consideration equity grants from his prior employer that Mr. Falck forfeited when he became an employee of the Company.
3 Mr. Edington's base salary was increased in June 2008 to $800,000. This increase was based on the significant performance improvements at Palo Verde and existing market conditions for individuals with his experience in the nuclear industry. The participant owners of Palo Verde share Mr. Edington's compensation expense.

             Application of the Committee's Judgment.    The analysis in the Consultant's report and its recommendations regarding the competitiveness and structure of compensation are factors that the Committee takes into account in its evaluation of compensation for the Named Executive Officers. In addition, the Committee considers how the Consultant's recommendations regarding particular elements of compensation may differ from management's recommendations. The Committee also focuses on the individual executives and their individual responsibilities, skills, expertise, value added through performance, internal equity, and other external factors, and applies these views in conjunction with the information provided by the Consultant. The performance of each officer is formally reviewed each year by management and shared with the Committee. Individual performance evaluations consider individual goals and include a discussion of the officer's strengths and overall value to the Company. CEO performance is separately reviewed by the Committee.

             The Committee also considers written commitments in determining or recommending executive pay. For example, under the offer letters pursuant to which Messrs. Edington, Hatfield, and Falck were hired, each is entitled to a fixed starting salary and other specified benefits that are described in more detail below under "Narrative Disclosure" on page 46 of this proxy statement. The Committee approved the terms of these offer letters after considering the entire compensation package in the context of the desirability of hiring these officers.

             In making any decision regarding an executive's compensation, the Committee considers the officer's total compensation, but with an increased emphasis on performance-based or other long-term compensation. While compensation competitiveness is a priority, Company, business unit, and individual officer performance are the primary factors determining the level of total direct compensation for the Named Executive Officers. While the Committee considers internal pay equity in making compensation decisions, we do not have a policy requiring any set levels of internal pay differentiation. Finally, the Committee considers other factors that it considers relevant, such as the financial condition of the Company and APS. The Company does not have a pre-established policy or target for allocation between cash and non-cash compensation or between short-term and long-term incentive compensation.

             Compensation Design

             Performance-Based Compensation.    The Company believes that a significant portion of each Named Executive Officer's total compensation opportunity should be performance-based, reflecting both upside potential and downside risk. The illustrations that follow show the allocation of the Named Executive Officers' total compensation between nonperformance-based (base salary and hiring and retention payments) and performance-based (annual and other cash incentive, performance shares, and restricted stock units ("RSUs")) components.

2010 Average for CEO Total Compensation

2010 Average for Other NEO Total Compensation

             Risk-Taking.    The compensation program is designed to reward performance but not encourage unacceptable risk-taking. The Committee evaluates the potential for unacceptable risk-taking in compensation design on an ongoing basis. We believe that the design of our executive compensation program does not unduly incentivize our executives to take actions that may conflict with our risk-based decision-making. Material risk in our compensation design is mitigated in several ways:

  •
  base salaries are intended to constitute a sufficient component of total compensation to discourage inappropriate risk-taking;
  •
  earnings goals and award opportunities in our annual cash incentive programs are at levels intended to be attainable without the need to take inappropriate risks;
  •
  approximately 50% of our long-term incentives are time-based RSUs that vest over a multi-year period and the other 50% are in the form of performance shares that are earned at the end of a three-year period, both of which provide upside potential and downside risk. Moreover, the use of RSUs in our long-term incentive program mitigates the likelihood of risk-taking because RSUs, as opposed to stock options, for example, retain some value even in a depressed market;
  •
  payouts are capped under the annual and long-term incentive plans;
  •
  more than one performance metric is used in our long-term performance share awards and the award opportunities under our annual incentive program are based on multiple considerations, thereby minimizing the ability of the executive to manipulate results;
  •
  the stock components inherent in our long-term incentive program, combined with our stock ownership guidelines and retention requirements, align the interests of our executives with a goal of long-term appreciation of shareholder value;
  •
  compensation is generally targeted to the median of the competitive consensus and compensation elements used by comparator companies are considered in compensation design, thereby avoiding unusually high pay opportunities relative to Company peers;
  •
  our program is consistent throughout the Company so that no one area or group is incentivized in a manner that would encourage risk-taking; and
  •
  although the Company may pay hiring bonuses and agree to certain severance benefits for limited periods as part of a hiring package for senior executives, the Company's executives generally do not have guaranteed bonuses or high-value severance packages on terminations not involving a change-in-control.

             Executive Compensation Components

             The Company's 2010 executive compensation program consists of the following components:

             In addition, the Company provides pension programs, a deferred compensation program, change-in-control arrangements and limited perquisites.

             The chart below indicates how each element of our 2010 executive compensation program was intended to achieve our stated compensation objectives of aligning the interests of executives and shareholders, paying for business and individual performance, and attracting and retaining qualified, experienced executives.

2010 Compensation Element	Alignment	Performance	Attract and Retain	Comments
Base Salary			✓
Salary is based on experience and responsibilities, with market review compared to the Comparator Group to maintain salary at competitive levels.

Corporate financial performance can affect the timing and amount of adjustments.
Annual Cash Incentive	✓	✓	✓	Annual cash incentive is designed to reward achievement of annual performance measures, which measures are designed to enhance shareholder value.
Performance Shares	✓	✓	✓
Performance shares reward achievement of long-term performance measures – payout is tied to seven performance metrics that are intended to enhance shareholder value and the payout is determined at the end of a three-year performance cycle.

Performance shares also encourage retention.
RSUs	✓	✓	✓	RSUs reward share price appreciation, which enhances alignment with shareholder interests. Four-year vesting encourages retention.
Benefits	✓		✓
Our pension programs and deferred compensation program are designed to attract and retain talented executives.

Our change-in-control agreements provide alignment in change of control situations by removing job loss concern and have retention value.

Because the Company offers limited perquisites, we do not believe that they are a material element of our program. However, we offer them to attract and retain talented executives.

Alternate 2010 Compensation Table

             The following Alternate 2010 Compensation Table shows the 2010 compensation paid to the Named Executive Officers as considered by the Committee in setting compensation and differs from the Summary Compensation Table shown on page 41 of this proxy statement. The differences are that this table: (i) excludes the Bonus column since the only amount paid in 2010 that would fall into this column was the second-year hiring incentive to Mr. Falck that was paid pursuant to his 2009 hiring package; (ii) includes the full grant date fair value of the Supplemental RSUs that were granted to the Named Executive Officers in 2011 because the grants were given in recognition of outstanding performance in 2010 (see the discussion of the Supplemental RSUs on page 35 of this proxy statement); (iii) excludes the "Change in Pension Value" and "All Other Compensation" columns as the Committee did not consider these post-retirement elections in setting salary, annual cash incentives and equity awards for the Named Executive Officers for 2010; and (iv) excludes information for Mr. Wheeler due to his retirement in September 2010:

Name	Salary ($)	Stock Awards ($)	Supplemental RSUs ($)	Non-Equity Incentive Plan Compensation ($)	Total ($)
Mr. Brandt	960,000	2,350,004	900,102	1,440,000	5,650,106
Mr. Hatfield	468,000	319,991	250,093	382,005	1,420,089
Mr. Edington	800,000	499,995	500,019	794,700	2,594,714
Mr. Falck	459,000	700,008	250,093	374,659	1,783,760
Mr. Robinson	550,000	885,006	449,967	712,388	2,597,361

Base Salary

             The Committee reviews competitive salary information and individual salaries for executive officers on an annual basis. The Named Executive Officers do not have a contractual right to receive a fixed base salary, except that a starting annual base salary is often specified when an officer is hired. In considering individual salaries, the Committee reviews the scope of job responsibilities, internal equity, individual contributions, business performance, retention concerns, and current compensation compared to market practices. In setting base salaries, the Committee also considers that base salary is used as the basis for calculating annual incentive awards and in calculating payments that may be made on a change-in-control event as described under "Change-in-Control Agreements" on page 38 of this proxy statement.

             In 2009, Messrs. Brandt, Hatfield and Robinson were at the 25th percentile for base salary compared to the Comparator Group. The Committee decided to move these individuals closer to the median over a two to three year period. In December 2009, the Committee made the following adjustments to the base salaries of the Named Executive Officers other than Mr. Edington (whose salary was not adjusted), for fiscal year 2010:

Name	2009 Base Salary ($)	2010 Base Salary ($)
Mr. Brandt	900,000	960,000
Mr. Hatfield	450,000	468,000
Mr. Falck	450,000	459,000
Mr. Robinson	500,000	550,000
Mr. Wheeler	445,000	456,000

Annual Incentives

             We have used incentive programs for all our employees for a number of years. The performance criteria that underlie the annual incentive programs generally focus on the Strategic Framework and the following objectives (the "General Performance Objectives"):

  •
  shareholder value creation;
  •
  customer service;
  •
  financial strength;
  •
  operating performance;
  •
  safety; and
  •
  an assessment of individual performance.

             We use the annual incentive programs to further the Strategic Framework and achieve the General Performance Objectives.

             In order to promote specific goals for 2010, the Committee approved the Pinnacle West 2010 Annual Incentive Award Plan (the "CEO Incentive Plan") in December 2009. The plan covered Mr. Brandt and provided him with an incentive opportunity of up to 150% of his base salary. Also in December 2009, acting on the recommendation of the Committee, the Board approved the APS 2010 Annual Incentive Award Plan (the "APS Incentive Plan"), which covered Messrs. Hatfield, Falck, Robinson and Wheeler, and the 2010 APS Palo Verde Employee Incentive Plan (the "Palo Verde Incentive Plan"), which covered Mr. Edington. The APS Incentive Plan and the Palo Verde Incentive Plan are collectively referred to as the "APS Incentive Plans," and the APS Incentive Plans and the CEO Incentive Plan are collectively referred to as the "2010 Incentive Plans." The APS Incentive Plans provided Mr. Robinson an incentive opportunity of up to 150% of his base pay and provided Messrs. Edington, Falck, Hatfield and Wheeler with an incentive opportunity of up to 100% of their base salaries.

             The award opportunity under the CEO Incentive Plan for Mr. Brandt (based on a percentage of base pay) was tied to Pinnacle West earnings and the award opportunity under the APS Incentive Plan for Mr. Robinson was tied to APS earnings. In each case, the Committee could modify the award based on the General Performance Objectives or other factors.

             The award opportunity under the APS Incentive Plans (based on a percentage of base pay) for Messrs. Edington, Falck, Hatfield and Wheeler was as follows:

             Under the 2010 Incentive Plans, participants were not eligible for an incentive payment unless a minimum earnings level was met. In designing the 2010 Incentive Plans, the Committee attempted to set the target earnings based on a reasonable range of expectations for the year, while taking into account prior year performance and current economic conditions. Individual business unit goals that could be directly correlated to earnings were set at levels that, if achieved at target, would contribute to earnings being achieved at target. However, some of the metrics, like safety and customer satisfaction, are not directly correlated to earnings, and are instead set based on prior year performance and a reasonable range of expectations of performance of comparable companies in our industry. Notwithstanding the achievement of earnings or business unit targets, the amount of incentive payments under the 2010 Incentive Plans remained in the sole discretion of the Committee, which allows the Committee to consider the General Performance Objectives and other factors.

             The business unit performance measures are tied to the components of our Strategic Framework. The following table details the performance measures under the 2010 Incentive Plans, as correlated to the Strategic Framework, and compares the targets to actual results:

Performance Measures: Targets and Results

Performance Measurement	2010 Targets		2010 Results
Pinnacle West Earnings	Threshold:	$271 Million	$330 Million[1]
	Target:	$307 Million
	Maximum:	$343 Million
APS Earnings	Threshold:	$281 Million	$336 Million
	Target:	$317 Million
	Maximum:	$353 Million

Performance Measurement	2010 Targets	2010 Results
Customer Service, Delivery and Regulatory Performance Measures	Shareholder Value – 25%: Capital Budget (10%); Operating and Maintenance Budget (15%)	192.3% achievement of cumulative targets based on target level of 100%

Employees – 25%: Safety – OSHA Recordable Incidents (10%); Significant Recordable Incidents (15%)

Operational Excellence – 20%: Reliability – MAIFI – All Weather (4%); CAIDI – All Weather (4%); SAIFI – All Weather (4%); Planned Maintenance Scorecard (4%); Compliance WECC/NERC/FERC Balanced Scorecard (4%)

Environmental Stewardship – 10%: Environmental Incidents (No Significant Confirmed "Notice of Violation") Yes/No (5%); Energy Efficiency – 1% of Retail Sales EE – Yes/No (5%)

Customers and Communities – 20%: Customer Experience – CCT (5%); Customer Satisfaction – CCT "Very Satisfied" or "Satisfied" (10%); J.D. Power Residential IOU Survey (5%)

Fossil Generation Performance Measures	Shareholder Value – 25%: Net Operating Expense	149.9% achievement of cumulative targets based
	Employees – AIIR OSHA Recordable Incidents	on target level of 100%
Operational Excellence – 25%: Fleet Commercial Availability Operational Excellence/Environmental Stewardship – 50% – Individual Plant Performance
Palo Verde Performance Measures	Shareholder Value – 25%: Capital Budget (5%); Operating and Maintenance Budget Excluding Incentives (20%)	90.6% achievement of cumulative targets based on maximum level[2]

Employees – 25%: Safety and Employees: Accreditation (5%); TISAR APS (5%); OSHA Recordable Incidents (APS 5% and Non-Utility 5%); Voluntary Protection Program Milestones Completed (2.5%); Collective Radiation Exposure (2.5%)

Operational Excellence – 25%: Site Capacity Factor (15%); Spring 2010 Outage Duration (5%); Fall 2010 Outage Duration (5%)

Performance Improvement – 25%: Equipment Reliability Index (7.5%); CAP/Human Performance (3-month averages) CAP quality (5%) and Site Clock Resets (5%); Plant Metrics Site Operational Focus Indicator (7.5%)

Performance Measurement	2010 Targets	2010 Results
Shared Services Performance Measures	Shareholder Value – 25%: Construction Budget (5%); Operating and Maintenance Budget (15%); Below-The-Line (5%)	173.5% achievement of cumulative targets based on target level of 100%

Employees – 25%: OSHA Recordable Incidents – Shared Services (15%) and OSHA Recordable Incidents – Overall Company (10%)

Operational Excellence – 45%: Average of All Business Unit Results

Customers and Communities – 5%: J.D. Powers Western Region Residential Survey

1Consistent with the CEO Incentive Plan, Pinnacle West earnings excluded the impacts of any sale or disposal of assets.

2Palo Verde business unit performance was measured in terms of the maximum potential, consistent with past practices. All other business units' performances were measured in terms of a target potential.

             Under the Palo Verde Incentive Plan, Mr. Edington is not eligible for an incentive payout under the APS earnings portion of the plan unless 50% of the maximum Palo Verde performance measures are met.

             The following chart summarizes the maximum award opportunity and the actual amount awarded to each of the Named Executive Officers:

Summary of Awards

Name	Performance Measurement and Weighting as a Percentage of Base Salary[1]	Maximum Award Opportunity ($)	Actual Award Amount ($)
Mr. Brandt	Pinnacle West Earnings (150%)	1,440,000	1,440,000
Mr. Hatfield	APS Earnings (50%) Shared Services Business Unit Performance (50%)	468,000	382,005
Mr. Edington	APS Earnings (50%) Palo Verde Business Unit Performance (50%)	800,000	668,400
Mr. Falck	APS Earnings (50%) Shared Services Business Unit Performance (50%)	459,000	374,659
Mr. Robinson	APS Earnings (150%)	825,000	712,388
Mr. Wheeler	APS Earnings (50%) Customer Service, Delivery and Regulatory Business Unit Performance (50%)	456,000	393,642

1As discussed above, the Committee also considers the General Performance Objectives and other factors.

             The award opportunity for Mr. Brandt considered the achievement of the 2010 Pinnacle West earnings targets and the General Performance Objectives. Mr. Brandt had an award opportunity of up to 50% of his base salary if the threshold earnings level was met, up to 100% of his base salary if the target earnings level was met, and up to 150% of his base salary if the maximum earnings level was met. Pinnacle West's 2010 earnings, as defined, were $330 million, or 165% of the target earnings level. The award opportunity for Mr. Robinson under the APS Incentive Plan considered the achievement of the 2010 APS earnings targets and the General Performance Objectives. Mr. Robinson had an award opportunity of up to 37.5% of his base salary if the threshold earnings level was met, up to 75% of his base salary if the target earnings level was met, and up to 150% of his base salary if the maximum earnings level was met. APS' 2010 earnings, as defined, were $336 million, or 153% of the target earnings level.

             In addition to considering Pinnacle West earnings (in the case of Mr. Brandt) and APS earnings (in the case of Mr. Robinson), the Committee considered the General Performance Objectives in determining the incentive awards for Mr. Brandt and Mr. Robinson. With respect to Mr. Brandt, the Committee considered significant accomplishments under each of the General Performance Objectives, including the significant increase in TSR and stock price and the outstanding performance of the business units. As a result of these factors, the Committee awarded Mr. Brandt $1,440,000, the maximum award. With respect to Mr. Robinson, the Committee considered the fact that, although the business unit performance measures results were significantly above target performance levels, the Customer Service, Delivery and Regulatory performance measures for safety and operational excellence, the Fossil performance measures for operational excellence, and the Shared Services performance measures for safety and operational excellence, were not all achieved at the maximum level. As a result of these factors, the Committee awarded Mr. Robinson $712,388 under the APS Incentive Plan (compared to a maximum award potential of $825,000).

             Messrs. Hatfield, Edington, Falck and Wheeler were each eligible for a maximum incentive award equal to 100% of his base salary. Fifty percent of the award opportunity was based on the achievement of the 2010 APS earnings targets and 50% of the award opportunity was based on the achievement of specific business unit metrics.

             Under the APS Incentive Plans, Messrs. Hatfield, Falck and Wheeler each had an award opportunity of 25% of his base salary if the target earnings level was met and up to 50% of his base salary if the maximum earnings level was met. Under the Palo Verde Plan, Mr. Edington had an award opportunity of 25% of his base salary if the target earnings level was met and up to 50% of his base salary if the maximum earnings level was met. APS' 2010 earnings were $336 million, which exceeded the target level of $317 million. After determining that APS had exceeded the minimum earnings level, the Committee considered for Messrs. Hatfield and Falck the achievement of the Shared Services business unit performance measures, for Mr. Wheeler the Customer Service, Delivery and Regulatory performance measures, and for Mr. Edington the achievement of Palo Verde business unit performance measures. In light of APS' earnings and the 173.5% of target achievement of cumulative targets in the Shared Services business unit, the Committee determined to award Mr. Hatfield $382,005, compared to a maximum award potential of $468,000, and Mr. Falck $374,659, compared to a maximum award potential of $459,000. In light of APS' earnings and the 192.3% of target achievement of cumulative targets in the Customer Service, Delivery and Regulatory business unit, the Committee determined to award Mr. Wheeler $393,642 compared to a maximum award potential of $456,000. In light of APS' earnings and the 90.6% maximum achievement of cumulative targets in the Palo Verde business unit, the Committee determined to award Mr. Edington $668,400, compared to a maximum award potential of $800,000.

             The Committee considered the accomplishments set forth under "Overview of 2010 Company Performance" in considering incentive payouts, but did not assign a specific weighting to any one factor.

             In December 2009, the Board approved an award opportunity for Mr. Edington of up to $125,000 for the achievement of various Palo Verde operational targets during 2010. We describe this award in more detail under "Narrative Disclosure" on page 46 of this proxy statement. In January 2011, Mr. Brandt approved an award amount of $125,000 under this opportunity for Mr. Edington. In December 2010, the Board approved the 2011 Palo Verde Specific Compensation Opportunity, which gives Mr. Edington the opportunity to receive up to $125,000 upon the achievement of metrics tied to 2011 performance. The specifics of this 2011 incentive are not necessary to an understanding of Mr. Edington's 2010 compensation so they will be described in our 2012 proxy statement.

Long-Term Incentives

             Long-term incentives generally consist of 50% performance shares and 50% RSUs. The 2010 grants to the Named Executive Officers were as follows:

Name	Total Shares (#)	Performance Shares (#)	RSUs (#)	Total Value[1] ($)
Mr. Brandt	62,600	31,300	31,300	2,350,004
Mr. Robinson	23,575	11,787	11,788	885,006
Mr. Edington	13,319	6,659	6,660	499,995
Mr. Falck	18,647	9,323	9,324	700,008
Mr. Hatfield	8,524	4,260	4,264	319,991
Mr. Wheeler	9,856	4,928	4,928	369,994

1 Based on grant date closing stock price of $37.54.

             We use performance shares because we believe they effectively tie long-term compensation to shareholder value, and we use RSUs to allow us to balance the goals of maximizing performance and promoting officer retention. Time-based RSUs also assist in mitigating risk incentives.

             To determine the amount of performance share and RSU awards, the Committee first establishes a target compensation value for each officer that it wants to deliver through long-term equity awards opportunities. The Committee considers various factors, including the retention value of the total compensation package, the long-term equity component in light of the competitive environment, and individual performance. The Committee also considers target value in light of the Company's budget and performance. Once the target value is established, the Committee determines the number of shares subject to the awards by reference to the then-current market value of the Company's common stock.

             Performance Shares.    We use performance shares to promote long-term performance. We granted performance shares to our Named Executive Officers in January 2010 for a three-year performance period (the "2010 Performance Shares").

             The following graph illustrates how the 2010 Performance Shares work:

             The Committee grants each award recipient a specified number of performance shares, which is considered the "Base Grant." The maximum award opportunity is 200% of the Base Grant (100% under the TSR metric and 100% under the performance metrics). The 2010 Performance Shares have two distinct performance elements:

50% of the Base Grant

If the Company's TSR Over the Performance Period as Compared to the TSR of the Companies in the S&P 1500 Super Composite Electric Utility Index (the "Index") is:	The Number of Performance Shares will be:

90th Percentile or Greater	100% of the Base Grant
75th Percentile	75% of the Base Grant
50th Percentile	50% of the Base Grant
25th Percentile	25% of the Base Grant
Less than 25th Percentile	None

             The performance shares granted in 2009 tied this 50% of the Base Grant to earnings per share compounded annual growth rate as compared to the earnings per share compounded annual growth rate of the companies in the Index. In January 2010, the Committee determined that TSR is a more appropriate metric for shareholder value than earnings per share. TSR is the measure of a company's stock price appreciation plus any dividends paid during the performance period. We believe using TSR strengthens the link between officer performance and shareholder return. Additionally, TSR is the most prevalent long-term incentive metric used among the Comparator Group. We anticipate that the common stock payout, if any, related to this performance element will be made on or about January 25, 2013.

50% of the Base Grant

If the Company's Average Performance with respect to the Performance Metrics is:	The Number of Performance Shares will be:

90th Percentile or Greater	100% of the Base Grant
75th Percentile	75% of the Base Grant
50th Percentile	50% of the Base Grant
25th Percentile	25% of the Base Grant
Less than 25th Percentile	None

             The Company's "Average Performance" with respect to the performance metrics will be the average of the Company's percentile ranking for each of the following performance metrics during each of the three years of the performance period:

  •
  the J.D. Power Residential Survey percentile ranking of the Company relative to other participating companies;
  •
  the Edison Electric Institute quartile ranking (or percentile ranking, if available) associated with the Company's customer reliability results relative to other participating companies;
  •
  the Company's ranking for a customer-to-employee improvement ratio, based on data provided by SNL ("SNL"), an independent third party data system relative to other companies reported in the SNL data;
  •
  the Company's percentile ranking based on the OSHA rate (All Incident Injury Rate) relative to other companies reported in the EEI data;
  •
  the Company's percentile ranking based on nuclear generation capacity factors relative to other companies reported in the SNL data; and
  •
  the Company's percentile ranking based on coal generation capacity factors relative to other companies reported in the SNL data.

             These metrics attempt to add factors that will more effectively motivate performance while still achieving desired goals of the Company. The metrics selected encompass performance inclusive of all departments and are direct indicators of key business performance success. The metrics can be readily benchmarked and will provide a clear barometer of top-tier performance excellence. We believe a focus on these performance metrics over a three-year period will align long-term compensation with key operational goals, thereby enhancing overall Company performance. We anticipate that the common stock payout, if any, related to this performance element will be made on or about November 30, 2013.

             The recipient must also remain employed with the Company throughout the performance period, unless the recipient retires. In the case of the recipient's retirement, the employee is deemed to have been employed through the end of the performance period. A participant who receives an award of performance shares is also entitled to additional shares of common stock equal to the amount of dividends that the participant would have received had the participant directly owned the shares from the date of grant to the date of payment, plus interest on such dividends at the rate of 5% per annum, compounded quarterly, divided by the fair market value of one share of stock on the date of the stock payout. This common stock is paid out when the related common stock payout is made. The 2010 Performance Shares are not included in the calculating of pension benefits.

             We include the 2010 Performance Shares in the Summary Compensation Table on page 41 of this proxy statement in the column under "Stock Awards" and in the 2010 Grants of Plan-Based Awards table on page 44 of this proxy statement. They are also included in the Alternate 2010 Compensation Table on page 26 of this proxy statement.

             RSUs.    We granted RSUs to our Named Executive Officers in January 2010. RSUs are incentive awards that vest over a number of years if the award recipient remains employed by the Company or one of its subsidiaries. Each RSU represents the fair market value of one share of our common stock on the applicable vesting date. The following graph illustrates how the 2010 RSUs work:

             The 2010 RSUs:

  •
  fully vest before the end of the regular vesting period if the participant retires. Mr. Robinson is treated as fully-vested by virtue of this provision since he currently qualifies for early retirement and Mr. Wheeler is fully-vested due to his retirement in September 2010. Unvested RSUs are forfeited if the participant's employment is terminated for any other reason;
  •
  are payable in stock or 50% cash and 50% stock, as the RSUs vest, at the election of the participant made shortly after the date of the initial grant, in an amount equal to the number of RSUs vesting multiplied by the closing price of a share of our common stock on the vesting date. In the case of a participant's retirement before the end of the vesting period, the RSUs are payable on the dates and in the percentages specified in the vesting schedule even though fully-vested prior to those dates;
  •
  accrue dividend rights on the vested RSUs, equal to the amount of dividends that the participant would have received had the participant directly owned stock equal to the number of vested RSUs from the date of grant to the date of payment, plus interest at the rate of 5% per annum, compounded quarterly, with such amount paid either in stock or 50% stock and 50% cash. To determine the number of shares of stock issued, the amount of dividends and interest allocated to the stock will be divided by the fair market value of one share of stock on the date of the stock payout; and
  •
  are not included in the calculation of pension benefits.

The 2010 RSUs are included in the Summary Compensation Table on page 41 of this proxy statement in the column under "Stock Awards" and in the 2010 Grants of Plan-Based Awards table on page 44 of this proxy statement. They are also included in the Alternate 2010 Compensation Table on page 26 of this proxy statement.

             Grant of Supplemental RSUs.    In February 2011, the Committee granted to the Company's officers awards of a special class of RSUs that are payable solely in shares of common stock upon the recipient's retirement or other separation of employment. The Named Executive Officers received the following awards of these Supplemental RSUs:

Name	Dollar Amount of Award	Number of Supplemental RSUs Awarded[1]
Mr. Brandt	$900,102	21,580
Mr. Hatfield	$250,093	5,996
Mr. Edington	$500,019	11,988
Mr. Falck	$250,093	5,996
Mr. Robinson	$449,967	10,788

1 Based on the closing price of Pinnacle West common stock on the date of grant of $41.71 per share.

             The Committee made these awards to recognize superior performance by the management team and to provide a retention incentive, as discussed below.

                          Creation of significant shareholder value.    Over the two-year period ended December 31, 2010, an aggregate of $1.7 billion of shareholder value was created for Pinnacle West shareholders. The following table shows Pinnacle West's performance during this period compared to utility industry benchmarks for share price change and total shareholder return:

Metric	2009-2010 Benchmark Performance		2009-2010 PNW Performance
Change in common	EEI Utility Index	16.6%
stock price	S&P 1500	(1.0%)
	Comparator Group	17.0%	29.0%
TSR[1]	EEI Utility Index	28.5%
	S&P 1500	9.0%
	Comparator Group	28.6%	45.7%

1Stock price appreciation plus any dividends paid during the performance period.

                          The Committee believes that the Company's management team contributed meaningfully to these superior results for shareholders. In addition to the financial returns, the Committee took into account the Company's achievements set forth under "Overview of 2010 Company Performance" on page 19 of this proxy statement, a number of which it believes should set the foundation for continued improvement in the Company's operations and financial profile.

                          The Supplemental RSUs will assist the Company to retain management.    The Committee believes that the grants will encourage the retention of the executive team as well as other officers. The Company's officer group has experienced substantial change in the last three years through a combination of retirements, promotions and external hires. A number of officers have substantial prior experience in the utility industry. The Committee understands that the market for executive talent in this industry is increasingly competitive, and that as a result the executive team is regularly exposed to a variety of other career opportunities. Accordingly, retention of experienced and qualified management will continue to be a priority for the Company. Equity grants such as the Supplemental RSUs are a commonly-used market technique for retention purposes.

                          Additionally, the Committee took into account that previous performance share grants awarded to a number of officers resulted in zero payouts in 2009 and 2010, due to the effect of substantial impairment charges necessitated by the Company's exit from real estate development and other unregulated businesses which began in 2009. This strategy has been successfully implemented to date through the liquidation of substantially all real estate operating assets and the sale of the Company's district cooling business. The liquidations and divestitures have generated more than $180 million of net cash proceeds and have de-risked the Company's financial profile, contributed to its improved liquidity and improved the Company's position in the credit markets. However, due to the resulting negative effect of the impairment charges on the previous performance share grants, the retention purpose that would have been served by the delivery of the original target value of these long-term incentives was not achieved. The Committee believes that the grants of Supplemental RSUs provide a retention incentive directly connected to the strong shareholder value created in the period when the previously-granted performance shares were ineffective to do so.

                          The grants should encourage the continued availability of key management to the Company and the consistent execution of business plans over the long-range horizon that typically characterizes the utility business. The Committee noted that since the Supplemental RSUs will result in the issuance of common stock, they will effectively increase management's personal stake in Pinnacle West and thereby further align management's interests with shareholder interests.

                          Description of the Supplemental RSUs.    In determining the structure of the Supplemental RSUs and the size of the grants awarded, the Committee consulted with its compensation consultant with respect to market practices.

                          The Supplemental RSUs, which are granted under the 2007 Plan:

      •
      will each represent the right to receive one share of Pinnacle West common stock;
      •
      will vest in increments on the second, third and fourth anniversary dates of the grant date as follows, provided that the recipient remains employed by Pinnacle West or its subsidiaries on each such date:

Date	Percentage of Each Grant That Will Vest

February 2013	50%
February 2014	25%
February 2015	25%
      •
      will result in the issuance of shares of common stock to the recipient upon the recipient's retirement, death, disability or separation of employment from the Company;
      •
      will accrue notional dividends equal to the amount of dividends that a recipient would have received if the recipient had directly owned one share of Pinnacle West common stock for each Supplemental RSU held by the recipient from the grant date to each dividend payment date. The recipient will be credited with additional Supplemental RSUs on each dividend payment date equal to the amount of such dividends paid on such date divided by the fair market value of one share of common stock on such date. Such additional Supplemental RSUs will proportionally vest on the same remaining vesting schedule that applies to the original Supplemental RSUs and will result in the issuance of shares of common stock as provided above;
      •
      will be forfeited, to the extent that they have not vested, at any time when the recipient's employment is terminated; and
      •
      will be excluded for purposes of the calculation of pension benefits.

                          Because the Supplemental RSUs were granted in 2011, they are not included in the Summary Compensation Table on page 41 of this proxy statement nor in the 2010 Grants of Plan-Based Awards table on page 44 of this proxy statement. They are included in the Alternate 2010 Compensation Table on page 26 of this proxy statement.

Benefits

             Pension Programs.    The Named Executive Officers participate in the Pinnacle West Retirement Plan ("Retirement Plan") and the Supplemental Excess Benefit Retirement Plan (the "Supplemental Plan"). We describe these plans in more detail under "Discussion of Pension Benefits" beginning on page 52 of this proxy statement. The Company believes that the pension programs are important recruitment and retention tools. In October 2010, the Committee reviewed the terms of the Supplemental Plan and decided to reduce the salary credits to a range of 8% to 18% as compared to the previous range of 12% to 28%, generally eliminate the retroactive feature and the 25-year service limit, and remove the joint and survivor subsidy. These changes will be in effect for executive officers elected after January 1, 2011. The Committee changed the Supplemental Plan in order to better align it with existing market practices but still provide a competitive benefit. These changes are discussed in more detail under "Discussion of Pension Benefits". See "Narrative Disclosure" on page 46 for a discussion of the Wheeler Retirement Agreement.

             Deferred Compensation Programs.    The Company offers to its executive officers the ability, if the officer so chooses, to participate in a deferred compensation program. We describe our deferred compensation program in more detail under "Discussion of Nonqualified Deferred Compensation" beginning on page 55 of this proxy statement. We offer our deferred compensation program because the Committee believes that it is standard market practice to permit officers to defer all, or some portion, of their cash compensation. However, we generally consider the value in the deferred compensation plan to be the participant's own money and do not give this amount significant weight in making compensation decisions. Obligations under the deferred compensation program are unfunded and unsecured.

             Change-in-Control Agreements.    The Company maintains change-in-control arrangements ("Change-in-Control Agreements") for our officers, including the Named Executive Officers. Similar to our deferred compensation programs, Change-in-Control Agreements do not have a significant impact on compensation design. However, in setting annual incentives, we do consider that the change-in-control payment, if triggered, would be based on the average of these amounts for the prior four years. We discuss our Change-in-Control Agreements under "Change-in-Control Agreements" on page 61 of this proxy statement. Our Change-in-Control Agreements are customary "double trigger" agreements that provide severance benefits if, during a specified period following a change-in-control, the Company terminates an employee without "cause" or the employee terminates employment "for good reason." We believe that the possibility of strategic transactions or unsolicited offers creates job uncertainty for executives, and that the Change-in-Control Agreements are effective tools to provide incentives for executives to stay with the Company in light of these uncertainties. In addition, we believe that if the agreements are appropriately structured they do not deter takeovers or disadvantage shareholders. The Company's agreements are terminable on six months prior notice, prior to a change-in-control.

             In May 2009, in connection with a review of its executive compensation practices, the Company determined that, on a going forward basis, it would no longer provide excise tax gross-up payments in new and materially amended Change-in-Control Agreements with its Named Executive Officers. In unusual circumstances where the Company believes that accommodations have to be made to recruit a new executive to the Company, limited reimbursement for taxes payable on change-of-control payments may be included in executives' contracts, but even in those circumstances, the excise tax gross-ups will be limited to payments triggered by both a change-in-control and termination of employment and will be subject to a three-year sunset provision.

             Perquisites.    We have had a long-standing policy of providing only limited perquisites to our executive officers. We describe our perquisites paid to each of the Named Executive Officers in footnote 4 to the Summary Compensation Table on page 41 of this proxy statement.

             Taxation and Accounting Considerations Regarding Executive Compensation

             Publicly-traded corporations generally are not permitted to deduct, for federal income tax purposes, annual compensation in excess of $1 million paid to any of certain top executives, except to the extent the compensation qualifies as "performance-based" under rules set forth in the Internal Revenue Code. The Company does not use the deduction as a justification for awarding compensation below $1 million. To the extent the awards do exceed $1 million, the Company believes that it is in the shareholders' best interests to not only consider what components qualify for the deduction, but also preserve flexibility in designing a compensation program. For example, the RSUs described above do not qualify as performance-based compensation under the applicable tax provisions. The Committee and the Board may weigh the tax and accounting consequences of the total compensation program and the individual components of compensation when setting total compensation and determining the individual elements of an officer's compensation package. However, the Committee and the Board do not routinely apply the tax-deductibility rules to limit what they determine otherwise to be necessary and appropriate compensation awards.

             Stock Ownership Guidelines

             We believe that linking a significant portion of an officer's current and potential future net worth to the Company's success, as reflected in our stock price, helps to ensure that officers have a stake similar to that of our shareholders. Stock ownership guidelines also encourage the long-term management of the Company for the benefit of the shareholders.

             The Company's Stock Ownership Guidelines (the "Guidelines") are based on the officer's position and his or her base salary. The ownership requirements are shown in the table below in respect of the indicated officer position:

Officer	Multiple of Base Salary
Chief Executive Officer	3 times Base Salary
APS President and all Executive and Senior Vice Presidents	2 times Base Salary
All Other Vice Presidents and Officers	1 times Base Salary

             Each officer is expected to meet his or her ownership requirement within five years following the later of January 2010 or such officer's election (the "Phase-in Period"). In the event of (i) a promotion that would cause the officer to move into a higher multiple level or (ii) a base salary increase of more than 20% over the officer's previous base salary, an officer will have an additional three years to meet his or her applicable ownership requirement.

             The types of ownership arrangements counted toward the Guidelines are: common stock, whether held individually or jointly or in trust with or for the benefit of an immediate family member; shares issued upon the vesting of RSUs or the payout of performance shares; and unvested RSUs to the extent they will result in the issuance of common stock to the officer.

             Officers may not sell, pledge, margin, hedge, or otherwise grant an economic interest in ("Dispose") any shares of Company stock received by them pursuant to any of the Company's compensation or benefit programs (net of shares sold or surrendered to meet tax withholding or exercise requirements) until his or her ownership requirement has been met. Thereafter, the officer may Dispose of any shares to the extent such transaction would not cause the officer's share ownership to fall below his or her applicable requirement. The retention requirement applies both during and after the Phase-in Period. If the officer does not attain compliance with his or her ownership requirement by the end of the Phase-in Period, any subsequent grants of equity compensation to such officer will be payable solely in shares of stock until the ownership requirement is met. Under the Guidelines, the CEO may grant, on a case-by-case basis, special dispensation for hardship, promotion, new hires, or other special circumstances.

 Summary Compensation Table

             The following table provides information concerning total compensation earned or paid to the Company's Named Executive Officers, which consist of our CEO, Chief Financial Officer, our three other most highly compensated executive officers and Steven M. Wheeler, who retired in September 2010. The table provides information for fiscal years 2008, 2009 and 2010; however, because Mr. Robinson was not a Named Executive Officer in 2008 and Mr. Falck was hired in July 2009, we are including information for them only for 2009 and 2010. This table does not include the Supplemental RSUs because they were granted in 2011. The Supplemental RSUs are included in the Alternate 2010 Compensation Table on page 26 of this proxy statement.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)[1]	Non-Equity Incentive Plan Compensation ($)[2]	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)[3]	All Other Compensation ($)[4]	Total ($)
Donald E. Brandt,	2010	960,000		0		2,350,004	1,440,000	884,618	21,473	5,656,095
Chairman of the Board,	2009	890,568		0		1,825,460	1,232,136	613,982	25,736	4,587,882
President and CEO and	2008	725,000		0		1,868,142	0	162,224	25,074	2,780,440
Chairman of the Board
and CEO, APS
James R. Hatfield,	2010	468,000		0		319,991	382,005	251,222	32,612	1,453,830
Senior Vice President	2009	450,750		100,000		214,760	382,824	169,380	394,240	1,711,954
and Chief Financial Officer	2008	201,136		200,000		455,353	0	67	71,115	927,671
Randall K. Edington, Executive Vice President and Chief Nuclear Officer, APS	2010 2009 2008	800,000 800,000 738,750	[5]	0 150,000 100,000		499,995 490,880 1,146,446	794,700 758,625 108,860	3,172,224 325,400 424,821	21,090 152,667 535,078	5,288,009 2,677,572 3,053,955
David P. Falck, Executive Vice President, General Counsel and Secretary	2010 2009	459,000 182,761		150,000 200,000	[6]	700,008 1,319,778	374,659 157,694	194,583 3,617 7	97,759 124,854	1,976,009 1,988,704
Donald G. Robinson,	2010	550,000		0		885,006	712,388	2,179,506	20,999	4,347,899
President and Chief	2009	490,152		0		813,020	708,675	833,493	21,986	2,867,326
Operating Officer, APS
Steven M. Wheeler, Executive Vice President, Customer Service and Regulation, APS	2010 2009 2008	352,364 445,458 445,000	[8]	0 0 0		369,994 306,800 580,597	393,642 378,024 113,386	870,552 381,775 1,457,015	695,987 14,541 21,624	2,682,539 1,526,598 2,617,622

1 This column reflects the aggregate grants of performance shares and RSUs, which are discussed under "Executive Compensation Components – Long-Term Incentives" in the CD&A on page 32 of this proxy statement and which are shown by individual grant on the 2010 Grants of Plan-Based Awards table on page 44 of this proxy statement. This column represents the grant date fair value computed in accordance with FASB ASC Topic 718. The assumptions made in our valuation are set forth in Footnote 16 of the Notes to Consolidated Financial Statements in the Pinnacle West/APS Annual Report on Form 10-K for the fiscal year ended December 31, 2010. The amounts included in the Summary Compensation Table for 2010 for the performance shares, based on the probable outcome at the time of the grant, assume that the performance share grant will be paid at 100% of the Base Grant. The performance share amounts are calculated as follows:

Name	Grant Number of Performance Shares	Award Value Reflected in Table ($)	Maximum Award Value ($)
Mr. Brandt	31,300	1,175,002	2,350,004
Mr. Hatfield	4,260	159,920	319,841
Mr. Edington	6,659	249,979	499,958
Mr. Falck	9,323	349,985	699,971
Mr. Robinson	11,787	442,484	884,968
Mr. Wheeler	4,928	184,997	369,994

There were no forfeitures in 2010.

2 These amounts represent the payments under the 2010 Incentive Plans described under "Executive Compensation Components – Annual Incentives" in the CD&A on page 27 of this proxy statement. Mr. Edington's amount for 2010 also includes: (i) $125,000 awarded to Mr. Edington in connection with the 2010 Palo Verde Specific Compensation Opportunity described under "Narrative Disclosure" on page 46 of this proxy statement; and (ii) $1,300 for incentive payments received in connection with the outage incentive plans for the 15th refueling outages for Palo Verde Units 1 and 3 during 2010 (collectively, the "Refueling Outages").

3 The amounts in this column for 2010 consist of: (i) the estimated aggregate change in the actuarial present value from December 31, 2009 to December 31, 2010 of each of the Named Executive Officer's accumulated benefit payable under all defined benefit and actuarial pension plans (including supplemental plans and employment agreements) as follows: Mr. Brandt – $851,608; Mr. Hatfield – $250,074; Mr. Edington – $3,143,425; Mr. Falck – $182,816; Mr. Robinson – $2,166,888 (Mr. Robinson is currently eligible for retirement at a reduced retirement benefit; however, this amount represents the amount he would be entitled to receive at age 60, at which time he would receive the full retirement benefit); and Mr. Wheeler – $834,484 (this amount is calculated based on Mr. Wheeler's retirement in September 2010); (ii) the above-market portion of interest accrued under the deferred compensation plan as follows: Mr. Brandt – $33,010; Mr. Hatfield – $1,148; Mr. Edington – $28,799; Mr. Falck – $11,767; Mr. Robinson – $12,618; and Mr. Wheeler – $36,068. We describe the special agreement we have with Mr. Edington regarding his benefits under "Narrative Disclosure" on page 46 of this proxy statement. We describe the present value of Mr. Edington's accumulated benefit under the special agreement and our pension plans in the 2010 Pension Benefits table on page 51 of this proxy statement.

4 The amounts in this column include a premium of $135 paid for each of the Named Executive Officers in connection with an accidental death and dismemberment policy covering all officers and directors and the following amounts for each of the Named Executive Officers for 2010:

Mr. Brandt:
• Company's contribution under the 401(k) plan	$10,838
• Perquisites and personal benefits consisting of a car allowance and annual physical	$10,500
Mr. Hatfield:
• Company's contribution under the 401(k) plan	$11,025
• Perquisites and personal benefits consisting of a car allowance and annual physical	$21,452
Mr. Edington:
• Company's contribution under the 401(k) plan	$10,955
• Perquisites and personal benefits consisting of a car allowance	$10,000
Mr. Falck:
• Company's contribution under the 401(k) plan	$9,304
• Perquisites and personal benefits consisting of a car allowance, annual physical and financial planning	$17,577
• Expenses in connection with Mr. Falck's relocation to Phoenix, Arizona, including travel and moving costs in excess of costs generally provided to all employees	$59,726
• Tax gross-up relating to the relocation expenses	$11,017

Mr. Robinson:
• Company's contribution under the 401(k) plan	$10,864
• Perquisites and personal benefits consisting of a car allowance	$10,000
Mr. Wheeler:
• Company's contribution under the 401(k) plan	$7,259
• Perquisites and personal benefits consisting of a car allowance, annual physical and financial planning	$14,512
• Payments as a result of Mr. Wheeler's retirement:
– Unused vacation time	$24,115
– Special recognition payment	$650,000

5 Mr. Edington's base salary was increased to $800,000 on June 1, 2008.

6 This amount represents a second-year incentive payment to Mr. Falck pursuant to his hiring package.

7 As Mr. Falck was not employed by the Company on December 31, 2008, there is no change in pension value.

8 Mr. Wheeler's annualized base salary was $456,000. The amount shown is pro-rated for service prior to retirement.

2010 Grants of Plan-Based Awards

Name	Grant Date[1]	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards[2]
		Threshold ($)[3]	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Donald E. Brandt
		480,000	960,000	1,440,000
	01/19/2010[4] (PS)				15,650	31,300	62,600		1,175,002
	01/19/2010[5] (RSU)							31,300	1,175,002
James R. Hatfield
		1	234,000	468,000
	01/19/2010[4] (PS)				2,130	4,260	8,520		159,920
	01/19/2010[5] (RSU)							4,264	160,071
Randall K. Edington
		1	400,000	800,000
	01/19/2010[4] (PS)				3,300	6,659	13,318		249,979
	01/19/2010[5] (RSU)							6,660	250,016
		1	125,000[6]	125,000[6]
			1,550[7]
			1,550[7]
David P. Falck
		1	229,500	459,000
	01/19/2010[4] (PS)				4,662	9,323	18,646		349,985
	01/19/2010[5] (RSU)							9,324	350,023

Name	Grant Date[1]	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards[2]
		Threshold ($)[3]	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Donald G. Robinson
		206,250	412,500	825,000
	01/19/2010[4] (PS)				5,894	11,787	23,574		442,484
	01/19/2010[5] (RSU)							11,788	442,522
Steven M. Wheeler
		1	228,000	456,000
	01/19/2010[4] (PS)				2,464	4,928	9,856		184,997
	01/19/2010[5] (RSU)							4,928	184,997

1 In this column, the abbreviation "PS" means performance share awards and "RSU" means restricted stock unit awards.

2 The amount in this column represents the full grant date fair value for financial reporting purposes for the 2010 Performance Shares and the RSUs. We describe the 2010 Performance Share and RSU awards under "Executive Compensation Components – Long-Term Incentives" in the CD&A on page 32 of this proxy statement.

3 As required by SEC rules, the "Estimated Possible Payouts" represent the "threshold," "target," and "maximum" payouts the Named Executive Officers were eligible to receive under the 2010 Incentive Plans, although any awards are subject to the discretion of the Human Resources Committee. The actual awards paid to the Named Executive Officers under the 2010 Incentive Plans are disclosed in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table on page 41 of this proxy statement. With respect to Messrs. Hatfield, Edington, Falck and Wheeler, under the 2010 Incentive Plans, the minimum amount each officer would have been eligible to receive was calculated based on APS earnings achieving the threshold amount, which would result in no payment with respect to the earnings portion of the 2010 Incentive Plans, and the business unit results at the lowest possible award. See "Executive Compensation Components – Annual Incentives" in the CD&A on page 27 of this proxy statement for additional information about the 2010 Incentive Plans.

4 This amount represents the 2010 Performance Shares described under "Executive Compensation Components – Long-Term Incentives – Performance Shares" in the CD&A on page 32 of this proxy statement. In accordance with SEC rules, we valued the awards based on the probable outcome at the time of the grant, which assumes the grant will be paid at 100% of the Base Grant and, in accordance with FASB ASC Topic 718, the closing stock price on the date of the grant. There were no forfeitures in 2010.

5 This amount represents the 2010 RSU awards described under "Executive Compensation Components – Long-Term Incentives – RSUs" in the CD&A on page 35 of this proxy statement. In accordance with FASB ASC Topic 718, we valued the RSUs using the number of RSUs awarded multiplied by the closing stock price on the date of the grant. There were no forfeitures in 2010.

6 This amount represents the dollar value of the 2010 Palo Verde Specific Compensation Opportunity described under "Narrative Disclosure" on page 46 of this proxy statement. The actual amount paid to Mr. Edington is included in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table on page 41 of this proxy statement. Under a similar incentive plan in place in 2009, Mr. Edington achieved the performance targets and received the full amount available under that plan. Mr. Edington also achieved performance targets under the 2010 plan and received the full amount available under that plan. On this basis, the Company reflected the target amount as $125,000.

7 These amounts represent the outage incentive plans for the Refueling Outages. These incentive plans do not provide for a threshold or maximum payment.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

             See the CD&A beginning on page 19 of this proxy statement for further information regarding the terms of awards reported in the Summary Compensation Table and the Grants of Plan-Based Awards Table, and for discussions regarding formula or criteria to be applied in determining the amounts payable, vesting schedules, and the treatment of dividends.

             The Company does not have traditional employment agreements. We typically enter into offer letters with new executive officers. APS and Mr. Hatfield executed an offer letter dated June 17, 2008, pursuant to which Mr. Hatfield received the following: an annual base salary of $450,000; a hiring incentive of $200,000 that was paid to Mr. Hatfield during the first two weeks of his employment in 2008, and $100,000 that was paid to Mr. Hatfield within two weeks of the first anniversary of his employment date in 2009; participation in the officer annual incentive plan with a target payment of 50% and up to a maximum of 100% of annual base salary; an award of 1,400 performance shares which would have vested in 2009 (but did not pay out), an award of 2,000 performance shares which would have vested in 2010 (but did not pay out), an award of 3,400 performance shares which vested in part in 2011; an award of 2,500 RSUs that vested through February 20, 2011, and an award of 3,500 RSUs that will vest through February 20, 2012; participation in the Supplemental Excess Benefit Retirement Plan and the Deferred Compensation Plan; relocation benefits; and a Change-in-Control Agreement similar to those provided to other executive officers.

             APS and Mr. Edington executed an offer letter, dated December 20, 2006, pursuant to which Mr. Edington received: an annual base salary of $600,000; a hiring bonus of $200,000 that was paid to Mr. Edington during his first two weeks of employment, plus subsequent bonuses of $100,000 that were paid to Mr. Edington on employment anniversary dates in 2008 and 2009; participation in the annual incentive plan with a target of 50% and up to a maximum of 100% of annual base salary; an award of 10,000 retention units; annual grants of long-term awards if made by the Human Resources Committee, with his first grant of performance shares to be in the amount of $125,000; cash payments made by APS on the dates on which performance shares and stock options granted to Mr. Edington by his former employer would have vested, in an amount equal to the value of such stock grants; relocation benefits; and certain medical benefits, including lifetime medical coverage for Mr. Edington and his spouse. In addition, the offer letter provides that his total pension benefit (including the benefit due under the Company's qualified plan, general non-qualified plan, and the supplemental agreement discussed below) will be the greater of: (a) his total pension benefit if he had remained with his former employer for five more years, or (b) a pension benefit that will accrue at 10% per year, up to a maximum of 60%, which will vest at five years of service. The percentage is applied to his final average wage (highest 3 years in the final 10 years and includes both base salary and annual incentives) to determine his lifetime benefit. In addition, the retention units granted to him in January 2007 are also included in the calculation of pension benefits. If his employment is terminated for any reason other than voluntary resignation or termination for cause prior to meeting the vesting as indicated above, part (a) of this paragraph will become payable to Mr. Edington or his spouse. If part (b) of this paragraph applies, it will be paid to Mr. Edington in two forms: one-half of the benefit will be paid to him in a lump sum and the second half of the benefit will be paid to Mr. Edington in a 100% joint and survivor annuity. In addition, the offer letter provides that Mr. Edington will develop and participate in Palo Verde incentive opportunities of up to $125,000, which is discussed for 2010 and 2011 in the following paragraph.

             Consistent with Mr. Edington's offer letter, APS adopted the 2010 Palo Verde Specific Compensation Opportunity, which provided Mr. Edington the opportunity to receive up to $125,000 upon the achievement of the following Palo Verde operational and performance targets: successful reaccreditation for all six operations programs and the engineering programs; the achievement of a site capacity factor equal to or greater than 88%; no substantive cross-cutting issues; and no NRC colored findings by the end of 2010. Mr. Edington received a $125,000 award upon Mr. Brandt's determination that the foregoing targets were met or exceeded. In December of 2010, APS adopted the 2011 Palo Verde Specific Compensation Opportunity, pursuant to which Mr. Edington has the opportunity to receive up to $125,000 upon the achievement of specified Palo Verde operational and performance metrics. We do not believe that the specifics of this opportunity, which is tied to 2011 performance, is necessary to an understanding of Mr. Edington's 2010 compensation. This opportunity will be described in our 2012 proxy statement.

             In recognition of Mr. Edington's significant contributions to Palo Verde's improvement since he joined APS in early 2007 and his critical role in returning Palo Verde to long-term excellence, on July 18, 2008, APS and Mr. Edington entered into a letter agreement that provided as follows:

  •
  Mr. Edington's base salary was increased to $800,000, effective June 1, 2008.
  •
  APS entered into a separate deferred compensation arrangement with Mr. Edington, pursuant to which APS credited Mr. Edington's deferred compensation account with $1 million, effective as of July 15, 2008. APS will increase this account balance by an additional $1 million on June 1 of each year beginning June 1, 2009, until the account reaches $4 million on June 1, 2011. The account will vest on June 1, 2012 if Mr. Edington remains with APS and will be payable before that date upon Mr. Edington's death, disability, or involuntary termination.
  •
  Effective July 15, 2008, APS established for Mr. Edington a life insurance benefit of $3 million that decreases by $1 million on June 1 of each year, beginning June 1, 2009, until the life insurance benefit terminates on June 1, 2011.

             On December 26, 2008, APS and Mr. Edington entered into a supplemental agreement further defining Mr. Edington's pension benefits as set forth in the December 20, 2006 letter, and the deferred compensation arrangement as set forth in the July 18, 2008 letter.

             Pinnacle West and Mr. Falck executed an offer letter in May 2009, pursuant to which Mr. Falck received: a starting annual base salary of $450,000; hiring incentive payments of $200,000 and $150,000 that were paid in 2009 and 2010; participation in the officer annual incentive plan with a target payment of 50% and up to a maximum of 100% of annual base salary; an award of 8,580 performance shares ("Falck Grant 1"), which vested in part in March 2011 and will vest in the Fall of 2011 and an award of 13,000 performance shares ("Falck Grant 2"), which will vest in 2012, if the performance criteria are met (the performance share grants were based 50% upon an earnings per share metric and 50% upon the six performance metrics specified on page 34 of this proxy statement); an award of 9,750 RSUs that will vest through February 20, 2012 and an award of 13,000 RSUs that will vest through February 20, 2013; participation in the Supplemental Excess Benefit Retirement Plan and the Deferred Compensation Plan; a special discretionary credit award, which is described under "Discussion of Nonqualified Deferred Compensation" on page 55 of this proxy statement; and a Change-in-Control Agreement similar to those provided to other officers but modified to include a three-year sunset on the excise tax gross-up provisions; and relocation benefits.

             APS and Mr. Wheeler entered into a letter agreement in June 2001, pursuant to which Mr. Wheeler was credited with twelve (12) years of service for purposes of calculating his pension. As part of his September 2010 retirement, Mr. Wheeler and APS entered into an agreement (the "Wheeler Retirement Agreement") in recognition of his 37 years of service as legal counsel and as one of our officers, during which period he helped guide APS through some of the most challenging issues it faced. Pursuant to the agreement, Mr. Wheeler received: (i) a special recognition payment of $650,000; (ii) an additional two years of service for pension purposes, resulting in increased retirement benefits of $442,769; and (iii) the opportunity to receive an award under the APS Incentive Plan as if he was employed by APS through December 31, 2010, resulting in an increased incentive payment of $97,514. Mr. Wheeler provided APS with customary releases, confidentiality covenants, and an agreement to make himself available in connection with any present or future litigation involving APS or its affiliates.

2010 Outstanding Equity Awards at Fiscal Year-End

Name	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)[1]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)[1]
Donald E. Brandt
	31,300[2] (RSUs)	1,297,385	31,300[6] (PS)	1,297,385
	22,314[3] (RSUs)	924,915	29,748[7] (PS)	1,233,055
	6,626[4] (RSUs)	274,648
	2,500[5] (RSUs)	103,625
James R. Hatfield
	4,264[2] (RSUs)	176,743	4,260[6] (PS)	176,577
	2,625[3] (RSUs)	108,806	3,500[7] (PS)	145,075
	2,000[8] (RSUs)	82,900
	1,000[8] (RSUs)	41,450
Randall K. Edington
	6,660[2] (RSUs)	276,057	6,659[6] (PS)	276,016
	6,000[3] (RSUs)	248,700	8,000[7] (PS)	331,600
	4,000[4] (RSUs)	165,800
	1,525[5] (RSUs)	63,211
David P. Falck
	9,324[2] (RSUs)	386,480	9,323[6] (PS)	386,438
	9,750[9] (RSUs)	404,138	13,000[9] (PS)	538,850
	6,500[9] (RSUs)	269,425
	4,290[9] (PS)	177,821

Name	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)[1]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)[1]
Donald G. Robinson
	[10]	[10]	11,787[6] (PS)	488,571
			13,248[7] (PS)	549,130
Steven M. Wheeler
	[10]	[10]	4,928[6] (PS)	204,266
			5,000[7] (PS)	207,250

1 The amount in this column is calculated by multiplying the closing market price of our common stock at the end of 2010 ($41.45 per share as of December 31, 2010) by the number of RSUs and performance shares ("PS") listed for the specified officer.

2 This amount represents the RSUs awarded in 2010 that are described, with their vesting and release schedule, under "Executive Compensation Components – Long-Term Incentives – RSUs" in the CD&A on page 35 of this proxy statement.

3 This amount represents the RSUs awarded in 2009. The 2009 RSUs vest and are released in 25% increments beginning on February 20, 2010, so that they will be fully vested on February 20, 2013.

4 This amount represents the RSUs awarded in 2008. The 2008 RSUs vest and are released in 25% increments beginning on February 20, 2009, so that they will be fully vested on February 20, 2012.

5 This amount represents the RSUs awarded in 2007. The 2007 RSUs vest and are released in 25% increments beginning on February 20, 2008, so that they were fully vested on February 18, 2011.

6 This amount represents the 2010 Performance Shares. SEC rules require us to assume a number of shares equal to the 50th percentile payout level of the performance shares for the 2010 Performance Shares, although the actual number of shares awarded, if any, will not be determined until after the end of the performance period, which ends on December 31, 2012. The 2010 Performance Shares are described with their vesting schedule under "Executive Compensation Components – Long-Term Incentives – Performance Shares" in the CD&A on page 32 of this proxy statement.

7 This amount represents the performance shares issued in 2009. SEC rules require us to assume a number of shares equal to the 50th percentile payout level of the performance shares for the 2009 performance shares, although the actual number of shares awarded, if any, will not be determined until after the end of the performance period, which ends on December 31, 2011. The 2009 performance shares have a performance period beginning on January 1, 2009 and ending on December 31, 2011.

8 This amount represents the remaining RSUs that were provided to Mr. Hatfield in 2008 pursuant to his offer letter. The award of 2,000 RSUs will vest in 1,000 unit increments each February 20 through February 2012; the award of 1,000 RSUs fully vested on February 18, 2011.

9 The terms of the grants to Mr. Falck and their vesting dates are described under "Narrative Disclosure" on page 46 of this proxy statement. The 13,000 performance shares are tied to Falck Grant 2. A portion of Falck Grant 1 has vested and is reflected in the 2010 Option Exercises and Stock Vested table on page 50 of this proxy statement. The remaining portion of Falck Grant 1 is reflected in the 4,290 performance shares reported in the table. The performance period for the 4,290 performance shares ended December 31, 2010, and is tied to the six performance metrics identified in the CD&A on page 34 of this proxy statement. SEC rules require us to assume a number of shares equal to the 50th percentile payout level. We anticipate that on or about November 30, 2011, the Company will have the information needed to determine whether, and to what extent, these metrics were met.

10 Mr. Robinson and Mr. Wheeler have RSUs that will be released as described in footnotes 2-5. Mr. Robinson and Mr. Wheeler are fully vested in these grants due to Mr. Wheeler's retirement and Mr. Robinson's qualification for early retirement.

 2010 Option Exercises and Stock Vested

Name	Stock Awards
	Number of Shares Acquired on Vesting (#)[1]	Value Realized on Vesting ($)[2]
Donald E. Brandt	27,214	1,066,517
James R. Hatfield	5,751	227,972
Randall K. Edington	14,793	582,316
David P. Falck	11,116	436,362
Donald G. Robinson	14,749	566,617
Steven M. Wheeler	9,158	362,276

1 The amount in this column consists of: (i) retention units that were granted to Mr. Brandt in December 2006 and Mr. Edington in January 2007 and that vested in part on January 4, 2010 as follows: Mr. Brandt – 2,756; and Mr. Edington – 2,500; (ii) RSUs that were granted to Messrs. Brandt, Hatfield and Edington in February 2009 and Mr. Falck in July 2009 that vested and were released in part on February 19, 2010 as follows: Mr. Brandt – 7,438; Mr. Hatfield – 875; Mr. Edington – 2,000; and Mr. Falck – 3,250; RSUs that were granted to Messrs. Brandt and Edington in February 2008, Mr. Hatfield in October 2008 and Mr. Falck in July 2009 and that vested and were released, in part, on February 19, 2010 as follows: Mr. Brandt – 3,313; Mr. Hatfield – 1,000; Mr. Edington – 2,000; and Mr. Falck – 3,250; RSUs that were granted to Messrs. Brandt and Edington in February 2007 and to Mr. Hatfield in October 2008 and that vested and were released, in part, on February 19, 2010 as follows: Mr. Brandt – 2,500; Mr. Hatfield – 1,000; and Mr. Edington – 1,525; 11,788 RSUs that were granted (but were not released) to Mr. Robinson in January 2010; and 4,928 RSUs that were granted (but not released) to Mr. Wheeler in January 2010; and (iii) performance shares that were granted to Messrs. Brandt, Edington, Robinson and Wheeler in February 2008, Mr. Hatfield in October 2008, and Mr. Falck in July 2009, and that vested in part on March 21, 2011, as follows: Mr. Brandt – 11,207; Mr. Hatfield – 2,876; Mr. Edington – 6,768; Mr. Falck – 4,616; Mr. Robinson – 2,961; and Mr. Wheeler – 4,230.

2 The values realized for the retention units, the RSUs and the performance shares are calculated by multiplying the number of shares of stock or units released by the market value of the common stock on the release date, which: (i) for the retention units for Messrs. Brandt and Edington was $36.88; (ii) for the RSUs for Messrs. Brandt, Edington, Falck and Hatfield was $37.37; (iii) for the RSUs for Messrs. Robinson and Wheeler was $37.54; and (iv) for the performance shares for the Named Executive Officers was $41.91. Messrs. Robinson and Wheeler are treated as fully vested in the 2010 RSUs at the time of the grant because under the terms of the grant, an individual becomes fully vested at the time the individual retires under the Company's retirement plan. Although fully vested, the awards will be released to Messrs. Robinson and Wheeler in four equal, annual installments beginning on February 20, 2011.

 2010 Pension Benefits

             The Pension Benefits table below includes estimates of the potential future pension benefits for each Named Executive Officer based on the actuarial assumptions used for financial reporting purposes, such as the life expectancy of each Named Executive Officer and his spouse and "discount rates." As shown in the table, a key component of these estimates is each Named Executive Officer's years of service to the Company.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefits ($)[1]	Payments During Last Fiscal Year ($)
Donald E. Brandt	Pinnacle West Capital Corporation Retirement Plan (the "Retirement Plan")	8	189,623[2]	0
	Pinnacle West Capital Corporation Supplemental Excess Benefit Retirement Plan (the "Supplemental Plan")	8	2,343,349[2]	0
James R. Hatfield	Retirement Plan	3	43,140[3]	0
	Supplemental Plan	3	428,612[3]	0
Randall K. Edington	Retirement Plan	4	63,958[4]	0
	Supplemental Plan	4	1,389,486[4]	0
	Employment Agreement	N/A	5,493,783[4]	0
David P. Falck	Retirement Plan	2	26,163[5]	0
	Supplemental Plan	2	207,179[5]	0
Donald G. Robinson	Retirement Plan	29	1,126,545[6]	0
	Supplemental Plan	25[7]	5,001,703[6]	0
Steven M. Wheeler	Retirement Plan	9	307,079[8]	5,540
	Supplemental Plan	9	2,025,922[8]	0
	Agreements	14	3,865,452[8]	0

1 See Note 8 of the Notes to Consolidated Financial Statements in the Pinnacle West/APS Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for additional information about the assumptions used by the Company in calculating pension obligations.

2 The amounts shown are the present values of Mr. Brandt's accumulated benefits to be paid at age 65.

3 The amounts shown are the present values of Mr. Hatfield's accumulated benefit to be paid as an annuity or lump sum for the Retirement Plan and annuity to be paid under his Supplemental Plan.

4 The amounts shown are the present values of Mr. Edington's accumulated benefits to be paid after five years of service, the earliest time at which he could retire with no reduction in benefits. Mr. Edington is currently vested in the present value of his Retirement Plan and Supplemental Plan benefits; however, if he were to leave the Company prior to retirement, he would not be entitled to benefits under the Supplemental Plan, but these amounts could be payable to him under his employment agreement. With respect to Mr. Edington's agreement, see "Narrative Disclosure" on page 46 of this proxy statement.

5 The amounts shown are the present values of Mr. Falck's accumulated benefit. Mr. Falck is not currently vested in the present value of his Retirement Plan or Supplemental Plan benefits.

6 The amounts shown are the present values of Mr. Robinson's accumulated benefit to be paid at age 60, the earliest age at which he could retire with no reduction in benefits.

7 Under the terms of this plan, as it applies to the Named Executive Officers, no additional benefit is awarded for credited years of service over 25 years of service.

8 The amount shown is the present value of Mr. Wheeler's future benefits to be paid based on his actual retirement election. His Retirement Plan benefits began October 1, 2010. The supplemental and agreement benefits will start payment on April 1, 2011. The amount shown for his Agreements is the incremental value to Mr. Wheeler for his credited years of service. See "Narrative Disclosure" on page 46 of this proxy statement for a discussion of Mr. Wheeler's Agreements.

Discussion of Pension Benefits

             Retirement Plan and Supplemental Plan.    The Company's Retirement Plan is a tax-qualified, non-contributory retirement plan for salaried and hourly employees. The Supplemental Plan provides retirement benefits for key salaried employees in addition to those provided under the Retirement Plan. The Supplemental Plan pays only the difference between the total benefit payable under the Supplemental Plan and the benefit payable under the Retirement Plan. As a result, an executive who participates in the Supplemental Plan does not receive duplicative benefits.

             Prior to April 1, 2003, benefits under the Retirement Plan and the Supplemental Plan (the "Traditional Formula Benefit") accrued in accordance with a traditional retirement plan formula based on average annual compensation and years of service (the "Traditional Formula"). Effective April 1, 2003, the Company changed the benefit accrual formula for both the Retirement Plan and the Supplemental Plan (the "Account Balance Benefit") to a retirement account balance formula (the "Account Balance Formula"). As part of the modification, all then current participants were able to elect to either (a) continue to earn benefits calculated under the Traditional Formula, or (b) earn benefits calculated (i) under the Traditional Formula for service through March 31, 2003, and (ii) under the Account Balance Formula for service after that date. Mr. Wheeler's benefits are calculated under the Traditional Formula. Messrs. Brandt's and Robinson's benefits are calculated under the combined Traditional Formula/Account Balance Formula. Messrs. Hatfield's and Falck's benefits are calculated under the Account Balance Formula. Mr. Edington's benefits under the Retirement Plan are calculated under the Account Balance Formula. His benefits under the Supplemental Plan are calculated in accordance with his employment agreement with the Company, which is described under "Narrative Disclosure" on page 46 of this proxy statement.

             Under the Traditional Formula of the Supplemental Plan, a participant's monthly benefit for life beginning at normal retirement age (age 65 or age 60 with 20 years of service) is equal to the following:

  •
  3% of the participant's average monthly compensation multiplied by the participant's first 10 years of service, plus
  •
  2% of the participant's average monthly compensation multiplied by the participant's next 15 years of service,
  •
  minus benefits payable under the Retirement Plan.

             A participant's Traditional Formula Benefit under the Retirement Plan is a monthly benefit for life beginning at normal retirement age and is equal to the participant's average monthly compensation multiplied by 1.65% for the first 33 years of service, plus 1% of average monthly compensation for each year of service credited in excess of 33 years. A participant's Traditional Formula Benefit begins when the participant reaches age 65 with 5 years of service or age 60 with 33 years of service. The maximum Traditional Formula Benefit a participant may receive under both the Retirement Plan and the Supplemental Plan is a monthly benefit of 60% of the participant's average monthly compensation.

             Under both the Supplemental Plan and the Retirement Plan, a participant may elect to begin receiving the Traditional Formula Benefit after attaining early retirement age, which is defined as age 55 with 10 years of service. The Traditional Formula Benefit of an individual who makes this election will be reduced to reflect the early commencement of benefits. Mr. Wheeler qualified for early retirement under the Retirement Plan and the Supplemental Plan. Mr. Robinson currently qualifies for early retirement under the Retirement Plan and the Supplemental Plan. They do not currently qualify for normal retirement under the Retirement Plan or the Supplemental Plan. Messrs. Brandt, Hatfield, Edington and Falck do not currently qualify for early or normal retirement under either the Supplemental Plan or the Retirement Plan.

             Under the Account Balance Formula, a notional account is established for each eligible participant and benefits are generally payable at termination of employment. The Company credits monthly amounts to a participant's account.

             Under the Supplemental Plan, Company credits are based on the following formula:

Age at End of Plan Year	Percent of Monthly Compensation Contribution Rate (%)
Less than 35	12
35-39	14
40-44	16
45-49	20
50-54	24
55 and over	28

Company credits under the Supplemental Plan stop at the end of the year in which a participant attains 25 years of service (the "25-Year Cap").

             Under the Retirement Plan, Company credits are based on the following formula:

Age Plus Whole Years of Service at End of Plan Year	Percent of Monthly Compensation Contribution Rate (%)
Less than 40	4
40-49	5
50-59	6
60-69	7
70-79	9
80 and over	11

             In addition, participants in the Retirement Plan on December 31, 2002 are eligible for up to 10 years of transition credits based on age and years of service (with the maximum transition credit being equal to 2.75% of average monthly compensation).

             For purposes of calculating the Traditional Formula Benefit and the Account Balance Benefit under the Retirement Plan, compensation consists solely of base salary up to $245,000, including any employee contributions under the Company's 401(k) plan, flexible benefits plan and qualified transportation arrangement under Section 132(f) of the Internal Revenue Code. Amounts voluntarily deferred under other deferred compensation plans, bonuses and incentive pay are not taken into account under the Retirement Plan. The Supplemental Plan takes these amounts into account (with certain exceptions) plus base salary beyond the $245,000 limit. In addition, the retention units granted in December 2006 and January 2007 are included in compensation under the Supplemental Plan.

             For purposes of the Traditional Formula under the Retirement Plan, the average monthly compensation is the average of the highest 36 consecutive months of compensation in the final 10 years of employment; under the Supplemental Plan, the average monthly compensation is the average of the highest 36 consecutive months of compensation during employment. For purposes of the Account

Balance Formula, contributions are based on the participant's then current monthly compensation calculated as described above.

             A participant's years of service begin accruing on the date of employment. However, benefits do not vest until the completion of three years of service. The Company has from time to time granted key executives additional years of service and/or additional benefits as a percentage of average monthly compensation under the Supplemental Plan when necessary and appropriate to recruit and retain, and in limited situations, reward such executives. All such arrangements are pursuant to written agreements. Mr. Edington's employment agreement provides him with a benefit equal to the greater of (a) an amount equal to his total pension benefit if he had stayed at his prior employer for five more years, or (b) a pension benefit which will accrue at 10% of his final average pay per year of service, up to a maximum of 60% of his final average pay which will vest in June 2011, if Mr. Edington still is employed by the Company. If Mr. Edington terminates employment for reasons other than voluntary resignation or termination for cause prior to June 2011, he is entitled to a monthly benefit of $24,226 payable for his life and the life of his spouse. If Mr. Edington voluntarily resigns or is terminated for cause prior to June 2011, he is entitled to a benefit under the terms of the Supplemental Plan. Under the terms of our arrangements with Mr. Wheeler, he received 14 years of service for the purpose of calculating benefits under the Supplemental Plan.

             Under both the Retirement Plan and the Supplemental Plan, benefits are generally payable, as the participant elects, in the form of a level annuity, with or without survivorship, or a lump sum. However, Traditional Formula Benefits generally are not available as a lump sum, but are paid in the form of an annuity. Optional benefit forms are of relative actuarial value under the Retirement Plan. Under the Supplemental Plan, the 50% joint and survivor benefit form is fully subsidized, and the other benefit forms are partially subsidized. The Supplemental Plan offers an optional five-year certain form of payment (payable in 60 monthly installments).

             Effective January 1, 2011, the Supplemental Plan was amended to reduce the Company credits for individuals who become participants on or after January 1, 2011 to the levels listed in the following table:

Age at End of Plan Year	Percent of Monthly Compensation Contribution Rate (%)
Less than 35	8
35-39	9
40-44	10
45-49	12
50-54	15
55 and over	18

             In addition, individuals who become participants in the Supplemental Plan on or after January 1, 2011 are no longer entitled to receive a fully subsidized 50% joint and survivor annuity form of benefit, but the 25-Year Cap has been eliminated. Prior to the amendment, participants who were promoted to officer status were entitled to retroactive treatment as an officer for their entire period of employment. This feature has been eliminated for individuals promoted to officer status on or after January 1, 2011.

             Benefits under the Retirement Plan are paid from a tax-exempt trust. Benefits under the Supplemental Plan are paid from the general assets of the Company.

2010 Nonqualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year ($)[1]	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)[2]	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)[3]
Donald E. Brandt: DCP & 2005 Plan	0	0	75,943	0	1,088,515
James R. Hatfield:[4] 2005 Plan	12,960	0	2,640	0	37,847
Randall K. Edington:[5] 2005 Plan Employment Agreement	216,000 0	0 1,000,000	66,255 0	0 0	949,658 3,000,000
David P. Falck:[6] DCP Discretionary Credits	0	0	27,070	0	388,008
Donald G. Robinson: DCP & 2005 Plan	106,868	0	29,029	0	416,077
Steven M. Wheeler: 2005 Plan	227,012	0	82,979	0	1,189,368

1 The amount of the executive contribution is solely from the voluntary deferral by the executive of the executive's designated compensation and does not include any separate Company contribution. These deferred amounts are included in the "Salary" and "Non-Equity Incentive Plan Compensation" columns in the Summary Compensation Table on page 41 of this proxy statement.
2 A portion of the amounts reported in this column is also reported as compensation in the Summary Compensation Table on page 41 of this proxy statement, including, Mr. Brandt – $33,010; Mr. Hatfield – $1,148; Mr. Edington – $28,799; Mr. Falck – $11,767; Mr. Robinson – $12,618; and Mr. Wheeler – $36,068. See clause (ii) of the first sentence of footnote 3 to the Summary Compensation Table on page 41 of this proxy statement.
3 The historical contributions of each Named Executive Officer to his aggregate balance at December 31, 2010, including "market rate" interest (as defined by the SEC) from the date of each contribution, is as follows: Mr. Brandt – $989,943; Mr. Hatfield – $36,091; Mr. Edington – $896,502; Mr. Robinson – $378,114; and Mr. Wheeler – $1,105,527. Of the totals in this column, the following amounts have previously been reported in the Summary Compensation Table in this proxy statement on page 41 or in the Company's prior proxy statements: Mr. Brandt – $895,137; Mr. Hatfield – $35,148; Mr. Edington – $861,529; Mr. Falck – $15,384; Mr. Robinson – $179,844; and Mr. Wheeler – $669,520.
4 Mr. Hatfield will not be fully vested until December 31, 2012. In the event Mr. Hatfield had left the Company on December 31, 2010, his aggregate balance would have been $35,414.
5 Mr. Edington will not be fully vested under the 2005 Plan until December 31, 2011, and he will not be fully vested in his deferred compensation pursuant to his agreement until June 1, 2012. In the event Mr. Edington had left the Company on December 31, 2010, other than by reason of his death, disability, or involuntary termination without cause, his aggregate balance would have been $875,877. We describe the agreement we have with Mr. Edington regarding his deferred compensation under "Narrative Disclosure" on page 46 of this proxy statement and under "Potential Payments Upon Termination or Change-in-Control – Deferred Compensation Plans" on page 60 of this proxy statement.
6 Pursuant to Mr. Falck's offer letter, described under "Discussion of Nonqualified Deferred Compensation – DCP and 2005 Plan" below, the Company made a $350,000 credit award to Mr. Falck in 2009. The first $250,000 and interest accrued will vest on July 29, 2014 and the remaining $100,000 and interest accrued will vest on July 29, 2016 as long as he is employed by the Company on those dates.

Discussion of Nonqualified Deferred Compensation

             DCP and 2005 Plan.    Effective January 1, 1992, the Company established The Pinnacle West Capital Corporation, Arizona Public Service Company, SunCor Development Company, and El Dorado Investment Company Deferred Compensation Plan (the "DCP"). Under the DCP, a participant who was an employee was allowed to defer up to 50% of annual base salary and up to 100% of year-end bonus, which would include awards under regular annual incentive plans, but not special incentive payments. A participant who is a member of the Board is allowed to defer up to 100% of the annual cash fees (including retainer and meeting fees) payable to the participant. Amounts deferred by participants are credited with interest at various rates in substantially the same manner as interest is credited pursuant to the 2005 Plan, as described below. Distributions may be made (i) within 30 days after the fifth year an amount was deferred, (ii) on account of an unforeseen emergency, (iii) on account of retirement after attaining age 65 with five years of service or after attaining age 55 with 10 years of service ("Retirement Benefit"), (iv) on account of termination prior to retirement ("Termination Benefit"), (v) on account of disability, or (vi) on account of death before termination of employment.

             The Retirement Benefit and Termination Benefit are payable in a lump sum or in 5, 10, or 15 equal annual installments, as elected by the participant. Other benefits are generally paid in a lump sum. The method of crediting interest on lump sum and installment payments under the DCP is substantially the same as the method used in the 2005 Plan, as described below.

             On December 15, 2004, the Board authorized the adoption of a new nonqualified deferred compensation plan for post-2004 deferrals (the "2005 Plan"). No future deferrals will be permitted under the DCP. The 2005 Plan, effective as of January 1, 2005, is based in large part on the DCP as described above. The 2005 Plan was adopted to comply with the requirements of Section 409A of the Internal Revenue Code.

             Under the 2005 Plan, a participant who is an employee is allowed to defer up to 50% of the participant's base salary and up to 100% of the participant's bonus, including regular awards under annual incentive plans, but not special awards. A participant who is a member of the Board is allowed to defer up to 100% of the annual cash fees (including retainer and meeting fees) payable to the participant. Amounts deferred by participants are credited with interest at various rates, as described below. Deferral elections of base salary and director's fees must be made prior to the calendar year in which such base salary or director's fees will be paid. A deferral election with respect to a bonus must be made before the first day of the calendar year in which the bonus is earned. When making a deferral election, a participant also makes an election regarding the time and form of the participant's distributions from the 2005 Plan. Distributions from the 2005 Plan must be made in accordance with Section 409A of the Internal Revenue Code. Distributions are made (i) in January of the fifth year following the year in which an amount was deferred, (ii) on account of an unforeseeable financial emergency, (iii) on the later of termination of employment or attainment of age 55 (the "2005 Plan Termination Benefit"), or (iv) on account of death before termination of employment.

             The 2005 Plan Termination Benefit is payable in a lump sum or in 5, 10 or 15 equal annual installments, as elected by the participant. Other benefits generally are paid in a lump sum.

             Under the 2005 Plan, the Company uses two different interest rates to determine the amount of the participant's benefit. The first is the "Base Rate," which, for any calendar year, is the 10-year U.S. Treasury Note rate published on the last business day of the first week of October preceding such calendar year. The second is the "Plan Rate," which is the sum of the "Base Rate" and the "Supplemental Rate." The "Supplemental Rate" is determined by the plan committee appointed by the Board. During 2010, the "Base Rate" was 3.22% and the "Supplemental Rate" was 4.28%.

             As a general rule, the interest rate used to determine the amount of the 2005 Plan Termination Benefit payable in a lump sum is as follows:

Years of Plan Participation	Interest Rate
Less than Five (and termination occurs other than due to retirement and more than six months prior to change-in-control)	Base Rate
All other situations	Plan Rate

             The interest rate used to determine the amount of the 2005 Plan Termination Benefit payable in installments is a fixed rate equal to the average Plan Rate for the plan year in which the participant becomes eligible to receive the benefit and the four prior plan years. If the participant has fewer than five plan years of participation and terminates employment for reasons other than retirement, the interest rate used to calculate installments is a fixed rate equal to the average Base Rate for the plan years of participation. If the participant's installment payout begins on or after the date that is six months prior to a change-in-control of the Company, the Company is required to pay benefits using an average of the Plan Rate for the plan years of participation.

             Effective January 1, 2009, the Company amended the 2005 Plan to permit the Company, in its discretion, to award discretionary credits to participants. Discretionary credits generally will be paid at the time and in the form provided in the written award agreement.

             The Company agreed in Mr. Falck's offer letter to make a $350,000 discretionary credit award to Mr. Falck in 2009, pursuant to the 2005 Plan. The first $250,000 will vest on July 29, 2014 and the remaining $100,000 will vest on July 29, 2016. The $350,000 discretionary credit award earns interest in accordance with the 2005 Plan. The full amount of the discretionary credit award vests and becomes payable if the Company terminates Mr. Falck's employment without cause within two years following a change-in-control, or in the event of his death. If Mr. Falck terminates employment, for any reason other than those discussed above, prior to July 29, 2014, he forfeits the entire discretionary credit award; if such termination occurs between July 30, 2014 and July 29, 2016, Mr. Falck forfeits $100,000.

             Participation in both the DCP and the 2005 Plan is limited to officers, the Company's senior management group and directors of the Company and participating affiliates. The Company's obligations under the DCP and the 2005 Plan are unfunded and unsecured.

             Other Deferred Compensation Arrangements.    The Company agreed in Mr. Edington's letter agreement to award him deferred compensation in addition to any deferred compensation pursuant to the 2005 Plan. This award is described under "Narrative Disclosure" on page 46 of this proxy statement and under "Potential Payments Upon Termination or Change-In-Control – Deferred Compensation Plans" on page 60 of this proxy statement.

Potential Payments Upon Termination or Change-In-Control

             This section describes the potential payments that each of the Named Executive Officers could receive following termination of employment, including through resignation, severance, retirement, death, disability, or a change-in-control of the Company (each, a "Termination Event"). We describe plans, agreements, or arrangements under which each Named Executive Officer could receive payments following a Termination Event, excluding those that do not discriminate in favor of our executive officers and that are available generally to all salaried employees ("Termination Plans"). The payments to the Named Executive Officers under the various Termination Event scenarios described in this section are not intended to affect the Company's obligations to the Named Executive Officers. Those obligations are subject to, and qualified by, the contracts or arrangements giving rise to such obligations. Unless we note otherwise, the tables below assume that any Termination Event took place on December 31, 2010 for each Named Executive Officer other than Mr. Wheeler. The information below reflects the Company's payment obligations to Mr. Wheeler arising out of his retirement from the Company on September 30, 2010.

             2010 Incentive Plans.    We describe the 2010 Incentive Plans under "Executive Compensation Components – Annual Incentives" on page 27 of this proxy statement. In connection with a Termination Event (other than for cause), each of the Named Executive Officers would have been entitled to receive the following: Mr. Brandt – $1,440,000; Mr. Hatfield – $382,005; Mr. Edington – $668,400; Mr. Falck – $374,659; Mr. Robinson – $712,388; and Mr. Wheeler – $393,642. In any event, the 2010 Incentive Plans provide that the calculation and the amount of award, if any, to each officer, is in the discretion of the Human Resources Committee. As a result, the Human Resources Committee's determination may have been different had an actual Termination Event occurred. In addition, Mr. Edington would have received $125,000 under the 2010 Palo Verde Specific Compensation Opportunity, if the performance criteria were met. We discuss the 2010 Palo Verde Specific Compensation Opportunity under "Narrative Disclosure" on page 46 of this proxy statement.

             Performance Shares.    We describe performance shares under "Executive Compensation Components – Long-Term Incentives – Performance Shares" on page 32 of this proxy statement. Any payment under the performance share awards is contingent on the Company attaining specified performance criteria during the applicable performance period and, unless the Company attains such performance criteria, the executives may receive nothing from these awards. Performance shares granted to Messrs. Brandt, Edington, Robinson and Wheeler in February 2008 and Mr. Hatfield in October 2008 paid out at the 42.3 percentile ranking and a portion of the Falck Grant 1 paid out at the 53.8 percentile ranking. As a result, the Named Executive Officers received the following number of shares of common stock in connection with the payout: Mr. Brandt – 11,207; Mr. Hatfield – 2,876; Mr. Edington – 6,768; Mr. Falck – 4,616; Mr. Robinson – 2,961; and Mr. Wheeler – 4,230. See footnote 9 to the 2010 Outstanding Equity Awards at Fiscal Year End table on page 48 of this proxy statement regarding Falck Grant 1. Messrs. Brandt, Hatfield, Edington and Falck would not be entitled to a payout under the 2009 performance share awards or the 2010 Performance Shares in connection with a Termination Event. In the event of a Termination Event, Mr. Wheeler, who has retired, and Mr. Robinson, who is eligible for retirement, would receive the following benefits:

Performance Shares
Name	Payment Upon Termination Event (Excluding Retirement) ($)	Payment Upon Retirement[1] ($)
Mr. Robinson	0	1,233,984
Mr. Wheeler[2]	–	489,435

1 Messrs. Wheeler and Robinson are entitled to receive stock payouts, if any, under the 2009 performance share awards and 2010 Performance Shares if the Company attains specified performance criteria for the three-year periods ended December 31, 2011 and 2012, respectively, because under the 2009 and 2010 award agreements, an employee is deemed to have been employed through the performance period if the employee retires after reaching the age of retirement and attaining the requisite years of service. Assuming a 50th percentile payout level for the 2009 performance share awards and 2010 Performance Shares (see footnotes 6 and 7 to the 2010 Outstanding Equity Awards at Fiscal Year-End table on page 48 of this proxy statement), Mr. Wheeler would receive the following stock payouts in 2012 and 2013 (using the closing market price on December 31, 2010 of $41.45): $245,708 for 2012 and $243,727 for 2013; and Mr. Robinson would receive the following stock payouts in 2012 and 2013 (using the same closing market price): $651,026 for 2012 and $582,958 for 2013.

2 Mr. Wheeler retired from APS in September 2010.

             RSUs.    We describe RSUs under "Executive Compensation Components – Long-Term Incentives – RSUs" on page 35 of this proxy statement. In calculating the potential payments for the RSUs in the chart below, the RSUs include dividend rights (based on the assumption the Company maintains its current quarterly dividend) plus interest at 5% per annum, compounded quarterly during the payout period. The Named Executive Officers would not be entitled to a payout under the RSUs in the event of a Termination Event, except for Mr. Robinson and Mr. Wheeler, who would receive the following benefits:

RSUs
Name	Payment Upon Termination Event (Excluding Retirement) ($)	Payment Upon Retirement[1] ($)
Mr. Robinson	0	1,155,102[2]
Mr. Wheeler[3]	–	588,263[4]

1 Messrs. Wheeler and Robinson are treated as fully-vested under the outstanding RSUs awards because Mr. Robinson qualifies for early retirement and Mr. Wheeler retired.

2 If Mr. Robinson had retired effective December 31, 2010, he would have been entitled to receive $351,241 on February 18, 2011 (using the closing market price on December 31, 2010 of $41.45), and would be entitled to receive the following amounts on the 20th day of February 2012, 2013 and 2014 (using the same closing market price): $340,837 for 2012; $311,767 for 2013; and $151,257 for 2014.

3 Mr. Wheeler retired from APS in September 2010.

4 Mr. Wheeler is entitled to receive $220,742 on February 18, 2011 (using the closing market price on December 31, 2010 of $41.45) and is entitled to receive the following amounts on the 20th day of February 2012, 2013 and 2014 (using the same closing market price): $180,796 for 2012; $123,492 for 2013; and $63,233 for 2014.

             Retirement Benefits.    The Supplemental Plan is described in detail under "Discussion of Pension Benefits" on page 52 of this proxy statement. The potential payment each Named Executive Officer may be entitled to receive, based upon the actuarial present value of each Named Executive Officer's benefits under the Supplemental Plan and the related assumptions, are as follows:

Supplemental Plan
Name	Payment Upon Termination Event (Excluding Death) ($)	Payment Upon Death[1] ($)
Mr. Brandt	2,343,349[2]	3,086,877
Mr. Hatfield	428,612[3]	378,972
Mr. Edington	4,384,671[4]	3,990,061[5]
Mr. Falck	0	0
Mr. Robinson	5,449,758[6]	5,473,296
Mr. Wheeler	5,891,374[7]	–[7]

1 Generally, all amounts assume (i) the Named Executive Officer died on December 31, 2010, (ii) the Named Executive Officer's Traditional Benefit is paid in the form of a monthly annuity to his spouse for life following his death and that benefit payments commence immediately, and (iii) that the Account Balance Benefit is paid in the form of an immediate lump sum payment to his spouse.

2 This amount assumes benefits are payable at age 65 and payable in 60 equal monthly installments.

3 This amount assumes that benefits are payable in 60 equal monthly installments.

4 This amount reflects the $24,226 per month to which Mr. Edington is entitled (for his life and the life of his spouse) pursuant to his agreement if his employment is terminated for any reason other than voluntary resignation or for cause prior to June 2011. If Mr. Edington voluntarily resigns or is terminated for cause prior to June 2011, he is entitled to the benefit to which he would be entitled under the terms of the Supplemental Plan converted to an actuarially equivalent 100% joint and survivor annuity for his and his spouse's lifetimes.

5 This amount reflects the $24,226 per month payable to Mr. Edington's spouse, for his spouse's lifetime, pursuant to his agreement in the event of his death prior to June 2011.

6 This amount assumes election of early retirement on December 31, 2010 and that benefits are payable as a monthly annuity beginning January 1, 2011.

7 Mr. Wheeler retired from APS in September 2010. The amount reported represents the present value of the lifetime monthly annuity beginning April 1, 2011 under the Supplemental Plan and his agreements.

             Deferred Compensation Plans.    The DCP and the 2005 Plan are described in detail under "Discussion of Nonqualified Deferred Compensation" on page 55 of this proxy statement. As noted in footnotes 1 and 3 of the 2010 Nonqualified Deferred Compensation table on page 55 of this proxy statement, each of the Named Executive Officers has personally funded substantially all of the amounts in his DCP and 2005 Plan account. The combined account balance of each Named Executive Officer under the DCP and the 2005 Plan and his distribution election are set forth below:

DCP and the 2005 Plan
Name	Payment Upon Termination Event (Excluding a Change- in-Control or Death) ($)	Payment Upon Death and Change-in-Control ($)
Mr. Brandt	1,088,515[1]	1,088,515[1]
Mr. Hatfield	35,414[2]	37,847[3]
Mr. Edington	875,877[4]	949,658[5]
Mr. Falck	0	388,008[6]
Mr. Robinson	416,077[7]	416,077[7]
Mr. Wheeler	1,189,368[8]	–

1 Mr. Brandt has elected to receive a lump sum distribution of $73,593 payable upon termination of employment, with the balance paid out in annual installments over five years beginning on the date of termination. Mr. Brandt participates in both the DCP and the 2005 Plan.

2 Mr. Hatfield has elected to receive a lump sum distribution of $8,176 payable upon termination of employment, with the balance paid out in annual installments over five years beginning on the date of termination. Mr. Hatfield only participates in the 2005 Plan.

3 Mr. Hatfield would receive a lump sum payment of $8,938 and the balance payable in five annual installments.

4 Mr. Edington has elected to receive a lump sum distribution of $439,038 payable upon termination of employment, with the balance paid out in annual installments over five years beginning on the date of termination. Mr. Edington only participates in the 2005 Plan.

5 Mr. Edington would receive a lump sum payment of $486,342 and the balance payable in five annual installments.

6 Amounts payable to Mr. Falck pursuant to the discretionary credit are discussed below.

7 Mr. Robinson has elected to receive a lump sum distribution of $201,052 payable upon termination of employment, with the balance paid out in annual installments over five years beginning on the date of termination. Mr. Robinson participates in both the DCP and the 2005 Plan.

8 Mr. Wheeler has elected to receive a lump sum distribution of $40,850 payable upon termination of employment, with the balance paid out in annual installments over five years beginning on the date of termination. Mr. Wheeler participates in the 2005 Plan. Mr. Wheeler retired from APS in September 2010.

             Assuming a Termination Event on December 31, 2010 by reason of his disability or involuntary termination without cause, Mr. Edington would receive a lump sum payment of $3,000,000 within

30 days after the Termination Event from a deferred compensation account that has been established in accordance with his letter agreement. Assuming Mr. Edington had died on December 31, 2010, his spouse would receive a lump sum payment of $4,000,000 in accordance with his letter agreement. The payments described in this paragraph are in addition to any distributions to Mr. Edington pursuant to the 2005 Plan as set forth in the chart above. Mr. Edington's agreement is described under "Narrative Disclosure" on page 46 of this proxy statement.

             In connection with the discretionary credits awarded to Mr. Falck and described under "Discussion of Nonqualified Deferred Compensation – DCP and 2005 Plan" on page 55 of this proxy statement, the full amount of the discretionary credit award vests and becomes payable if the Company terminates Mr. Falck's employment without cause within two years following a change-in-control, or in the event of his death. Assuming Mr. Falck had died on December 31, 2010, his spouse would receive the full amount of the discretionary credit award. Mr. Falck would not receive payment of the award if any other Termination Event occurred on December 31, 2010.

             Change-in-Control Agreements.    The Company has entered into identical Change-in-Control Agreements with each of its executive officers, including each of the Named Executive Officers. The Company intends that these agreements provide stability in its key management in the event the Company experiences a change-in-control. The agreements contain a "double-trigger" that provides for certain payments if, during the two-year period following a change-in-control of the Company (the "first trigger"), the Company involuntarily terminates the officer's employment or the executive terminates his or her own employment following a significant and detrimental change in the executive's employment (the "second trigger"). In case of an officer's retirement, death or disability, no payments are made under the officer's Change-in-Control Agreement, except for the payment of accrued benefits; however, if the officer dies following the officer's receipt of a second trigger termination notice, the officer's estate will receive the change-in-control payments the officer would have received if the officer had survived. Pursuant to the Change-in-Control Agreement, each of the Named Executive Officers is obligated to hold in confidence any and all information in his possession as a result of his employment, during and after the Named Executive Officer's employment with the Company is terminated.

             The termination payment, if required, is an amount equal to 2.99 times the sum of the executive's annual salary at the change-in-control as increased to the date of termination plus the annual bonus (including incentive plan payments), as determined by an average over the last four years preceding termination. In addition, the executive is entitled to continued medical, dental, and group life insurance benefits at a shared cost until the end of the second year following the calendar year of termination. The termination is treated as a normal termination under the Company's stock option and benefit plans entitling the executive to exercise outstanding options within three months after termination and causing restrictions on restricted stock to lapse. Outplacement services are also provided. If the limitations described in Section 280G of the Internal Revenue Code are exceeded, the Company will not be able to deduct a portion of its payments. In addition, if these limitations are exceeded, Section 4999 of the Internal Revenue Code imposes an excise tax on all or part of the total payments. The agreement provides for an additional gross-up payment equal to the excise tax (plus any penalties and interest) imposed on or with respect to the total payments.

             In May 2009, the Company determined that, on a going forward basis, it will no longer provide excise tax gross-up payments in new and materially amended agreements with its Named Executive Officers. In unusual circumstances where the Company believes that accommodations have to be made to recruit a new executive to the Company, limited reimbursement for taxes payable may be included in an executive's contract; but even in those circumstances, the excise tax gross-ups will be subject to a three-year sunset provision.

             A change-in-control under the Change-in-Control Agreement includes: (1) an unrelated third party's acquisition of 20% or more of the Company's or APS' voting stock; (2) a merger or consolidation where either the Company or APS combines with any other corporation such that the Company's or APS' outstanding voting stock immediately prior to merger or consolidation represents less than 60% of the voting stock of the Company or APS immediately after the merger or consolidation, but excluding a merger or consolidation effected to implement a recapitalization in which no unrelated third party acquires more than 20% of the voting stock of the Company or APS; (3) a sale, transfer, or other disposition of all or substantially all of the assets of the Company or APS to an unrelated third party; or (4) the case where the composition of either the Board of the Company or of APS changes such that the members of the Board of the Company (the "Company Incumbent Board") or of APS (the "APS Incumbent Board"), as of July 31, 2007 (and with respect to Mr. Hatfield and Mr. Falck as of July 31, 2008) no longer comprises at least two-thirds of the Company's or APS' Board of Directors. For purposes of this later provision, a person elected to either Board after July 31, 2007 (and with respect to the Change-in-Control Agreements for Mr. Hatfield and Mr. Falck, after July 31, 2008), is treated as a member of the Company Incumbent Board or APS Incumbent Board if his or her nomination or election by shareholders was approved by a two-thirds vote of the members then comprising the Company Incumbent Board or APS Incumbent Board, and it does not include anyone who became a director in an actual or threatened election contest relating to the election of directors.

             Each of the agreements terminates on December 31st of each year upon six months advance notice by the Company to the officer; if the six months advance notice is not given, the agreements will continue for successive one-year periods until the notice is given.

             The benefits each of the Named Executive Officers would be entitled to receive following a change-in-control as of December 31, 2010, are as follows:

Change-in-Control Agreements
Name	Payment Upon Termination Event ($)
Mr. Brandt	7,839,188[1]
Mr. Hatfield	2,252,992[2]
Mr. Edington	4,022,876[3]
Mr. Falck	2,583,579[4]
Mr. Robinson	3,841,383[5]

1 This amount reflects the following: severance payment – $5,512,497; present value of medical, dental, and life benefits – $16,027; outplacement services – $10,000; and excise tax gross-up – $2,300,664.

2 This amount reflects the following: severance payment – $2,212,839; present value of medical, dental, and life benefits – $30,153; and outplacement services – $10,000.

3 This amount reflects the following: severance payment – $3,987,769; present value of medical, dental, and life benefits – $25,107; and outplacement services – $10,000.

4 This amount reflects the following: severance payment – $1,843,915; present value of medical, dental, and life benefits – $29,253; outplacement services – $10,000; and excise tax gross-up – $700,411.

5 This amount reflects the following: severance payment – $2,678,887; present value of medical, dental, and life benefits – $29,989; outplacement services – $10,000; and excise tax gross-up – $1,122,507.

             Severance Benefit.    Mr. Falck is entitled to severance benefits under the terms of his offer letter if the Company terminates his employment without cause prior to July 29, 2011. The severance benefits include continuation of his base salary in effect immediately prior to his termination date for a period of 12 months following his termination. Payments will be made in accordance with the Company's normal payroll practices beginning 60 days following Mr. Falck's termination. In addition, Mr. Falck will receive a target bonus payment and a monthly payment equal to the amount of the Company-paid portion of his health insurance premiums for a period of 12 months following his termination. Mr. Falck will not receive these severance benefits if he is eligible for benefits under his Change-in-Control Agreement. In addition, Mr. Falck must execute a general release of claims against the Company to receive the severance benefits. Assuming Mr. Falck was terminated without cause on December 31, 2010, he would receive $702,013, which includes $459,000 as his base salary, $229,500 bonus based on target bonus of 50% of his base salary, and $13,513 health care benefits.

             Other Agreements.    Pursuant to Mr. Edington's employment agreement, the Company established a life insurance benefit of $3,000,000 for Mr. Edington that decreases by $1,000,000 on June 1 of each year, beginning June 1, 2009, until the life insurance benefit terminates on June 1, 2011.

OVERALL COMPENSATION PROGRAM

             The Human Resources Committee has reviewed the Company's overall compensation program for its employees and has concluded that its program is balanced and does not encourage imprudent risk-taking. Employee compensation consists of some or all of the components described in the CD&A under "Executive Compensation Components" on page 24 of this proxy statement. The reasons why we believe our executive compensation program does not promote unacceptable risk-taking, as discussed in the CD&A under "Compensation Design" on page 23 of this proxy statement, apply to our overall employee compensation program.

HUMAN RESOURCES COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

             The members of the Human Resources Committee from January 1, 2010 until May 19, 2010 were Messrs. Basha, Jamieson, and Lopez, Dr. Herberger, and Mses. Clark-Johnson and Grant, and from May 19, 2010 until December 31, 2010 were Messrs. Basha and Lopez, Dr. Herberger and Mses. Grant and Munro. None of the members of the Human Resources Committee is or has been an officer or employee of the Company or any of its subsidiaries and no executive officer of the Company served on the compensation committee or board of any company that employed, or had as an officer, any member of the Human Resources Committee or the Board.

 DIRECTORS' COMPENSATION

             Compensation of the directors for 2010 was as follows:

Name	Fees Earned or Paid in Cash ($)[1]	Stock Awards ($)[2]	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)[3]	All Other Compensation ($)[4]	Total ($)
Edward N. Basha, Jr.	82,833	72,123	0	135	155,091
Donald E. Brandt[5]	0	0	0	0	0
Susan Clark-Johnson	78,333	72,123	0	135	150,591
Denis A. Cortese, M.D.	75,333	131,131	0	135	206,599
Michael L. Gallagher	94,667	72,123	36,351	5,135	208,276
Pamela Grant	81,333	72,123	0	135	153,591
Roy A. Herberger, Jr., Ph.D.	97,667	72,123	22,941	135	192,866
William S. Jamieson[6]	30,500	0	8,457	56	39,013
Dale E. Klein, Ph.D.[7]	46,667[7]	72,123	0	79	118,869
Humberto S. Lopez	81,333	72,123	43,636	135	197,227
Kathryn L. Munro	96,833	72,123	10,377	135	179,468
Bruce J. Nordstrom	97,499	72,123	18,371	2,135	190,128
W. Douglas Parker	80,667	72,123	0	135	152,925
William J. Post[6]	24,500	0	0	56	24,556
William L. Stewart[6]	35,500	0	0	56	35,556

1 This amount includes fees paid to directors in connection with their service on the Board of the Company and of one or more of the Company's subsidiaries. (See the discussion following this table.) In addition, with respect to Mr. Stewart, this amount includes $10,000 paid to him in connection with his service for part of 2010 as the Board's liaison to the PVOC.

2 In accordance with FASB ASC Topic 718 (formerly FAS 123R), this amount reflects the aggregate grant date fair value of the stock award. On July 1, 2010, all of the directors at the time, other than Dr. Klein, received a grant of either common stock or RSUs, based on an election previously delivered to the Company. All directors received common stock except for Mr. Gallagher, and Drs. Herberger and Cortese, who each received RSUs. Under the terms of the RSUs, Mr. Gallagher and Dr. Herberger will receive one share of common stock for each RSU on the last business day of the month following the month on which they separate from service on the Board, and Dr. Cortese received one share of common stock for each RSU on February 1, 2011. The number of shares of common stock or RSUs granted was 1,994 and the grant date fair value of each share of common stock or RSU is $36.17, which was the closing stock price on July 1, 2010. Dr. Klein received a grant of 1,994 shares on July 1, 2010. On December 14, 2010, the Human Resources Committee rescinded Dr. Klein's July grant. The rescission included 52 shares of stock purchased through the dividend reinvestment plan with dividends paid to Dr. Klein on the stock granted. Concurrently, the Human Resources Committee issued Dr. Klein 2,045 RSUs. The RSUs will be settled in shares of common stock on the last business day of the month following the month on which he separates from service on the Board. The grant of 2,045 RSUs includes 51 RSUs in respect of dividends on the Company's stock since July 1, 2010. Dr. Cortese also received an initial equity grant for new directors of 1,600 shares on January 4, 2010, with a grant date fair value of $36.88 per share of common stock. The new director equity grant was discontinued as part of the changes to the directors' compensation program, which are discussed following this table. The stock grants were not subject to forfeiture.

3 The Company does not have a pension plan for directors. The amount in this column consists solely of the above-market portion of annual interest accrued under a deferred compensation plan pursuant to which directors may defer all or a portion of their Board fees. See the discussion of the rates of interest applicable to the deferred compensation program under "Discussion of Nonqualified Deferred Compensation" on page 55 of this proxy statement.

4 This amount represents an insurance premium for an accidental death and dismemberment policy that covers all directors and officers. The amount has been pro-rated for Dr. Klein and Messrs. Jamieson, Post and Stewart to reflect the actual number of months served on the Board. The remainder of the amount represents qualifying charitable contributions matched by the Company. (See the discussion following this table.)

5 Mr. Brandt is a Named Executive Officer and his compensation is set forth in the Summary Compensation Table on page 41 of this proxy statement. Mr. Brandt did not receive any additional compensation during 2010 in connection with his service as a director.

6 Messrs Jamieson, Post and Stewart retired from the Board effective May 19, 2010.

7 Dr. Klein joined the Board effective June 1, 2010.

Discussion of Directors' Compensation

             The Human Resources Committee makes recommendations to the Board for compensation, equity participation, and other benefits for directors. The Human Resources Committee and the Board generally review director compensation every two years. In December 2009, following a review by the Human Resources Committee of director compensation programs of other companies in the 2009 comparator group, management conducted a study of corporate board compensation and pay practices based on the 2009 comparator group discussed in the CD&A under "Setting Executive Compensation – Consultant's Report and Comparator Group" on page 20 of this proxy statement. The study demonstrated that, overall, the directors' compensation was below the 25th percentile of the peer group. The Human Resources Committee's compensation consultant reviewed the study, validated the methodology and supported management's recommendations.

             As a result, in January 2010, management proposed and the Board approved revisions to the director compensation program. The revised program positioned the directors' compensation program at the median of the comparator group. The revised program eliminated board, committee and subsidiary meeting fees in favor of a flat retainer and simplifies the equity grants.

             The revised program went into effect for the 2010-2011 term of the Board beginning in May 2010. Compensation before and after the change consists of the following components:

Compensation Component	Until May 19, 2010
• Annual Retainer	$30,000
• Annual Retainer for those who serve on the APS Energy Services Company, Inc. ("APSES"), El Dorado Investment Company ("El Dorado") or SunCor Development Company ("SunCor") Boards	$5,000
• Board and Committee meeting fees	$1,500/meeting
• APSES, El Dorado or SunCor Board meeting fees	$500/meeting
• Audit Committee Chair Annual Retainer	$10,000
• Corporate Governance Committee, Human Resources Committee, Finance Committee, and Nuclear and Operating Committee Chair Annual Retainer	$7,500
• PVOC Liaison	$20,000
• Director Matching Gift Program	A match of up to $5,000 to charities meeting certain requirements
• Initial Equity Grant for New Director	1,600 shares
• Equity Grant on July 1	1,600 shares[1]

1 Subject to an ownership requirement.

Compensation Component	After May 19, 2010
• Annual Retainer	$80,000
• Audit Committee, Human Resources Committee, Finance Committee, and Nuclear and Operating Committee Chair Annual Retainer	$12,500
• PVOC Liaison	$20,000
• Lead Director Annual Retainer (Lead Director serves as Chair of Corporate Governance Committee for no additional compensation)	$15,000
• Equity Grant on July 1	Shares equal to $75,000

             Directors have an option to either receive the stock grant on July 1 or defer the receipt until a later date. A director who elects to defer the receipt of stock will receive RSUs in lieu of the stock grant. A director who elects to receive RSUs may elect to receive payment for the RSUs in either (1) stock, or (2) 50% in stock or 50% in cash. The director may elect to receive these payments either (1) as of the last business day of the month following the month in which the director separates from service on the Board, or (2) as of a date specified by the director, which date must be after December 31 of the year in which the grant was received. The RSUs accrue dividend rights equal to the amount of dividends the director would have received if the director had directly owned one share of our common stock for each RSU held plus interest at the rate of 5% per annum, compounded quarterly. The dividends and interest are paid, based on the director's election, in either (1) stock, or (2) 50% stock or 50% in cash.

             Only non-management directors are compensated for Board service. Company directors also serve as APS directors for no additional compensation. The Company reimburses Board members for expenses associated with Board meetings and director education programs.

 Director Stock Ownership Guidelines

             The Company believes that directors should have meaningful financial stakes in the Company to align their personal financial interests with those of the Company's shareholders.

             In January 2010, the Board adopted a revised stock ownership policy for non-management directors. Each director is required to hold or control Company common stock or RSUs with a value of at least three times the annual cash retainer fee paid to directors. Directors will have until the later of January 2013 or three years following the date they become a director (the "Director Ramp-Up Period") to reach the required ownership level. The Corporate Governance Committee has the discretion to grant a temporary waiver of the ownership policy to a director due to financial hardship or other good cause shown. Using the closing stock price on December 31, 2010 ($41.45), Messrs, Basha, Gallagher, Lopez, Nordstrom and Parker, Dr. Herberger and Mses. Clark-Johnson, Grant and Munro currently hold the requisite number of shares. We expect that Drs. Cortese and Klein will hold the requisite number of shares at the end of the Director Ramp-Up Period.

PROPOSAL 2 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

             The Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act") was signed into law on July 21, 2010. The Dodd-Frank Act requires U.S. public corporations to provide for an advisory (non-binding) vote on executive compensation ("Say-on-Pay").

             As discussed in more detail in our CD&A beginning on page 19 of this proxy statement and the accompanying tables and narrative, the Company has designed its executive compensation program to align executives' interests with those of our shareholders, make executives accountable for business and individual performance, retain key employees, and attract, retain and reward the executive talent required to achieve our corporate objectives and to increase long-term shareholder value. We believe that our compensation policies and practices are centered on a pay-for-performance philosophy and, as such, are aligned with the interests of our shareholders.

             In deciding how to vote on this proposal, the Board points out the following factors, many of which are more fully discussed in the CD&A:

  •
  Our Human Resources Committee has designed the compensation packages for our named executives to depend significantly on the achievement of performance goals that the Committee believes drive long-term shareholder value;
  •
  The Company's performance in 2010, as discussed under "Overview of 2010 Company Performance" on page 19 of this proxy statement;
  •
  As discussed on page 23 of this proxy statement, our pay practices are designed not to encourage management to take unacceptable risks;
  •
  We engage in significant benchmarking studies in order to confirm that our programs are comparable to the companies in our Comparator Group; and
  •
  We believe the Company's executive compensation program is well suited to promote the Company's objectives in both the short and long-term.

             The Board strongly endorses the Company's executive compensation program and recommends that the shareholders vote in favor of the following resolution:

        RESOLVED, that the compensation of the Company's Named Executive Officers as disclosed in this proxy statement in the CD&A beginning on page 19 of this proxy statement, the compensation tables and the narrative discussion, is hereby approved.

             Because your vote is advisory, it will not be binding upon the Human Resources Committee or the Board. However, we value our shareholders' opinions, and we will consider the outcome of the vote when determining future executive compensation arrangements.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE FOR THE APPROVAL OF THE COMPANY'S EXECUTIVE COMPENSATION

PROPOSAL 3 – ADVISORY VOTE ON FREQUENCY OF ADVISORY
SAY-ON-PAY VOTES

             The Dodd-Frank Act also requires U.S. public corporations to provide for an advisory (non-binding) vote on the frequency of holding advisory Say-on-Pay votes. As such, the Company is presenting this proposal, which gives you as a shareholder the opportunity to express your view on whether Say-on-Pay votes should occur every one, two or three years. You have the option to vote for any one of the three options, or to abstain from the matter.

             As discussed above, the Company has designed its executive compensation program to align executives' interests with those of our shareholders, make executives accountable for business and individual performance, retain key employees and attract, retain and reward the executive talent required to achieve our corporate objectives and to increase long-term shareholder value. The Board has determined that a three-year Say-on-Pay vote cycle is the best approach for the Company based on a number of considerations, including the following:

  •
  A three-year vote cycle will provide investors sufficient time to evaluate the effectiveness of our short and long-term compensation policies and practices and the related performance of the Company;
  •
  A three-year vote cycle gives the Board and the Human Resources Committee sufficient time to thoughtfully respond to shareholders' sentiments, to implement any necessary changes to our executive compensation policies and practices and to evaluate the results of such changes before the next shareholder advisory vote;
  •
  The rules of the New York Stock Exchange require the Company to seek shareholder approval for new employee equity compensation plans and material revisions to them. This requirement provides our shareholders with the opportunity to provide additional feedback on important matters involving executive compensation, even in years when Say-on-Pay votes do not occur; and
  •
  The Company expects to engage with shareholders on executive compensation during the period between the Say-on-Pay votes as a regular part of its investor relations program.

             Similar to the Say-on-Pay vote, because your vote is advisory, it will not be binding upon the Human Resources Committee or the Board. However, we value our shareholders' opinions and will consider the outcome of the vote in determining how often we will hold a Say-on-Pay vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE FOR A THREE-YEAR ADVISORY VOTE ON SAY-ON-PAY

 PROPOSAL 4 – RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP
AS INDEPENDENT ACCOUNTANTS OF THE COMPANY

Ratification

             The Audit Committee has selected D&T as the Company's independent accountants for the year ending December 31, 2011 and has directed management to submit such selection for ratification by the shareholders at the Annual Meeting. In the event the shareholders fail to ratify the appointment, the Audit Committee may reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee determines that such a change would be in the Company's and the shareholders' best interests.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE FOR RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP
AS THE COMPANY'S INDEPENDENT ACCOUNTANTS
FOR THE YEAR ENDING DECEMBER 31, 2011

ACCOUNTING AND AUDITING MATTERS

The Independent Accountants

             The Audit Committee has selected D&T, independent accountants, to examine the Company's financial statements for the year ending December 31, 2011 and, pursuant to Proposal 4, has requested shareholder ratification of this selection. D&T served as the Company's independent registered public accountants for the year ending December 31, 2010. Representatives of that firm will be present at the Annual Meeting. These representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Audit Fees

             The following fees were paid to D&T for the last two fiscal years:

Type of Service	2009 ($)	2010 ($)
Audit Fees[1]	2,340,938	1,747,349
Audit-Related Fees[2]	479,831	171,385

1 The aggregate fees billed for services rendered for the audit of annual financial statements and for review of financial statements included in Reports on Form 10-Q.

2 The aggregate fees billed for assurances services that are reasonably related to the performance of the audit or review of the financial statements that are not included in the Audit Fees reported above, which primarily consist of fees for an IFRS Assessment for work performed in 2009 and employee benefit plan audits for work performed in 2009 and 2010.

Pre-Approval Policies

             The Audit Committee pre-approves each audit service and non-audit service to be provided by D&T. The Audit Committee has delegated to the Chair of the Audit Committee the authority to pre-approve audit and non-audit services to be performed by D&T if the services are not expected to cost more than $50,000. The Chair must report any pre-approval decisions to the Audit Committee at its next scheduled meeting. All of the services performed by D&T for the Company were pre-approved by the Audit Committee.

REPORT OF THE AUDIT COMMITTEE

             In accordance with its written charter adopted by the Board, the primary function of the Audit Committee is to assist Board oversight of: (a) the integrity of the Company's financial statements; (b) the independent accountants' qualifications and independence; (c) the performance of the Company's internal audit function and independence; and (d) general compliance by the Company with legal and regulatory requirements that may have a material impact on the financial statements of the Company.

The Audit Committee reports as follows:

             1.     The Audit Committee has discussed and reviewed the audited financial statements of the Company as of and for the fiscal year ended December 31, 2010, with the Company's management and the independent accountants, D&T. The Audit Committee is directly responsible for the oversight of the Company's independent accountants. Management is responsible for the Company's financial reporting process, including the Company's system of internal controls, and for the preparation of financial statements in accordance with accounting principles generally accepted in the United States of America. The independent accountants are responsible for auditing and rendering an opinion on those financial statements, as well as auditing certain aspects of the Company's internal controls. The Audit Committee's responsibility is to monitor these processes.

             2.     The Audit Committee has discussed with D&T all communications required by auditing standards generally accepted in the United States of America and SEC regulations, including those described in Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

             3.     The Audit Committee has obtained from D&T and reviewed the written disclosures and the letter required by applicable requirements of the Public Accounting Oversight Board regarding the independent accountants' communications with the Audit Committee concerning independence. The Committee discussed with D&T any relationships that may impact D&T's objectivity and independence and satisfied itself as to the accountants' independence.

             4.     Based on the foregoing, the Audit Committee has recommended to the Board that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2010, for filing with the SEC.

AUDIT COMMITTEE CHAIR Bruce J. Nordstrom	AUDIT COMMITTEE MEMBERS Denis A. Cortese Pamela Grant Dale E. Klein Humberto S. Lopez W. Douglas Parker

Pinnacle West Capital Corporation

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting

to Be Held on Wednesday, May 18, 2011

The Company’s Proxy Statement, Annual Report and Form 10-K are available at

http://www.proxyvoting.com/pnw

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

If you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side on or before May 4, 2011 to facilitate timely delivery.

TO VOTE YOUR SHARES SEE INSTRUCTIONS ON REVERSE SIDE

This is not a proxy card. You cannot use this notice to vote your shares.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Dear Pinnacle West Capital Corporation Shareholders:

The 2011 Annual Meeting of Shareholders of Pinnacle West Capital Corporation will be held on May 18, 2011 at the Heard Museum, 2301 North Central Avenue, Phoenix, Arizona 85004-1323 at 10:30 a.m., Mountain Standard Time.

Proposals to be considered at the Annual Meeting:

1.               Election of twelve (12) directors to serve until the 2012 Annual Meeting of Shareholders;

2.               An advisory vote on executive compensation as disclosed in the 2011 Proxy Statement;

3.               An advisory vote on the frequency of the advisory votes on executive compensation; and

4.               Ratification of the appointment of the Company’s independent accountants for the year ending December 31, 2011.

The Board recommends a vote “FOR” Items 1, 2 and 4 and

“FOR” a 3-year frequency for future executive compensation votes.

Please bring this Notice with you to the Annual Meeting. This is your ticket to gain admission to the Annual Meeting.	CONTROL NUMBER

YOU MUST REFERENCE YOUR 11-DIGIT CONTROL NUMBER WHEN YOU REQUEST A PAPER OR E-MAIL COPY OF THE PROXY MATERIALS OR TO VOTE YOUR PROXY ELECTRONICALLY.

96000

Meeting Location:

Heard Museum

2301 North Central Avenue

Phoenix, AZ 85004-1323

The following Proxy Materials are available for you to review online:

•                                          the Company’s 2011 Proxy Statement (including all attachments thereto);

•                                          the Company’s Annual Report and Form 10-K for the year ended December 31, 2010; and

•                                          any amendments to the foregoing materials that are required to be furnished to shareholders.

To request a paper copy of the Proxy Materials:

(you must reference your 11-digit control number located on the reverse side of this form)

Telephone:            1-888-313-0164 (outside of the U.S. and Canada call 201-680-6688)

Email:                    shrrelations@bnymellon.com (you must reference your 11-digit control number in your email)

Internet:                 http://www.proxyvoting.com/pnw

ACCESSING YOUR PROXY MATERIALS ONLINE

The proxy materials for Pinnacle West Capital Corporation are available to review at:

http://www.proxyvoting.com/pnw

MAKE SURE TO HAVE THIS NOTICE AVAILABLE WHEN YOU:

•      Request a paper or e-mail copy of the proxy materials;

•      Want to view your proxy materials online; or

•      Want to vote your proxy electronically.

EASY ONLINE ACCESS — A CONVENIENT WAY TO VIEW PROXY MATERIALS AND VOTE

When you go online to view materials, you can also vote your shares as follows:

(You will need to reference the 11-digit control number located on the reverse side.)

Step 1:     Go to http://www.proxyvoting.com/pnw and view the proxy materials;

Step 2:     Select to either Vote Now or Request Printed Materials; and

Step 3:     Follow the instructions on the screen for your selection.

If you wish to attend and vote at the meeting, provided below is a map to the Heard Museum.

You will need to bring this Notice to gain access to the meeting.

96000

YOUR VOTE IS IMPORTANT.

VOTE BY INTERNET / TELEPHONE

24 HOURS A DAY, 7 DAYS A WEEK

You can now view the 2011 Annual Meeting materials on the Internet by pointing your browser to the Internet address set forth on the Notice of Internet Availability. Please review these materials and vote today in one of three ways:

INTERNET

http://www.proxyvoting.com/pnw

•                  Go to the website address listed above

•                  Have your proxy card ready

•                  Follow the simple instructions that appear on your computer screen

OR

TELEPHONE

1-866-540-5760

•                  Use any touch-tone telephone

•                  Have your proxy card ready

•                  Follow the simple recorded instructions

OR

MAIL

BNY Mellon Shareowner Services

P.O. Box 3550

South Hackensack, NJ 07606-9250

•                  Mark, sign, and date your proxy card

•                  Detach your proxy card

•                  Return your proxy card in the postage-paid envelope provided

If you vote by Internet or by telephone, DO NOT mail your proxy card.

Thank you for voting.

Fulfillment#
96000	96001

FOLD AND DETACH HERE

The Board of Directors recommends a vote “For” the nominees listed in Proposal 1, “For” Proposal 2, “For” three years for Proposal 3, and “For” Proposal 4.

	Please mark your votes as indicated in this example		☒

PROPOSAL 1: Elect the twelve (12) persons listed below to serve as directors until the 2012 Annual Meeting of Shareholders or until their respective successors are duly elected and qualified.	FOR ALL ☐	WITHHOLD FOR ALL ☐	FOR ALL EXCEPT ☐

01 Edward N. Basha, Jr.

02 Donald E. Brandt

03 Susan Clark-Johnson

04 Denis A. Cortese, M.D.

05 Michael L. Gallagher

06 Pamela Grant

07 Roy A. Herberger, Jr., Ph.D.

08 Dale E. Klein, Ph.D.

09 Humberto S. Lopez

10 Kathryn L. Munro

11 Bruce J. Nordstrom

12 W. Douglas Parker

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number of such nominee(s) on the line below.

	FOR	AGAINST	ABSTAIN
PROPOSAL 2: Advisory vote to approve executive compensation as disclosed in the 2011 Proxy Statement.	☐	☐	☐

1 YEAR	2 YEARS	3 YEARS	ABSTAIN
PROPOSAL 3: Advisory vote on the frequency of the advisory vote on executive compensation. ☐	☐	☐	☐

	FOR	AGAINST	ABSTAIN
PROPOSAL 4: Ratify the appointment of the Company’s independent accountants for the year ending December 31, 2011.	☐	☐	☐

In their discretion, the proxies are authorized to vote on such other matters as may properly come before the meeting or any adjournment or postponement thereof.

The undersigned hereby revokes all previous proxies given by the undersigned with respect to the shares represented hereby in connection with the Company’s 2011 Annual Meeting of Shareholders. This proxy may be revoked at any time prior to a vote thereon.

If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

Mark Here for Address Change or Comments SEE REVERSE	☐

Note: Please sign exactly as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, or other similar capacity, please give full title as such.

Signature	Signature	Date

Dear Shareholders,

The 2011 Annual Meeting of Shareholders of Pinnacle West Capital Corporation will be held at the Heard Museum at 2301 North Central Avenue, Phoenix, Arizona 85004-1323 on May 18, 2011 at 10:30 a.m., Mountain Standard Time. At the meeting, shareholders will be asked to (i) re-elect twelve (12) directors to serve on the Board until the 2012 Annual Meeting; (ii) cast an advisory vote on executive compensation as disclosed in the 2011 Proxy Statement; (iii) cast an advisory vote on the frequency of an advisory vote on executive compensation; and (iv) ratify the appointment of the Company’s independent accountants for the year ending December 31, 2011.

Your vote is important and you may vote this proxy in one of three ways — by Internet, by telephone, or by mail. The reverse side of this letter provides voting information for all four (4) items. We encourage you to attend the Annual Meeting and have provided a map for your reference.

Sincerely,

David P. Falck

Executive Vice President, General Counsel and Secretary

Please bring the top portion of this proxy with you to the Annual Meeting. This is your ticket to gain admission to the meeting.

DETACH PROXY CARD HERE IF YOU ARE NOT

VOTING BY INTERNET OR TELEPHONE

PROXY FORM	Pinnacle West Capital Corporation	PROXY FORM

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting on May 18, 2011.

The undersigned hereby appoints Donald E. Brandt and David P. Falck, individually and together, as proxies for the undersigned, each with full power of substitution, to attend the Annual Meeting of Shareholders of Pinnacle West Capital Corporation (the “Company”) to be held May 18, 2011, at ten-thirty a.m. (10:30 a.m.), Mountain Standard Time, and at any adjournment or postponement thereof, and to vote as specified in this proxy all the shares of stock of the Company which the undersigned would be entitled to vote if personally present. The proxies of the undersigned may vote according to their discretion on any other matter that may properly come before the meeting.

If the undersigned has voting rights with respect to shares of Company common stock under the Pinnacle West Capital Corporation Savings Plan (the “Plan”), then the undersigned hereby directs the trustee of the Plan to vote the shares equal to the number of share equivalents allocated to the undersigned’s account under the Plan on all matters properly coming before the Annual Meeting, and at any adjournment or postponement thereof, in accordance with the instructions given herein. Shares under the Plan for which instructions are not received by midnight on May 16, 2011 will be voted by the trustee in accordance with the plan and trust documents. This proxy will be considered to be confidential voting instructions to the Plan trustee and to any entity acting as tabulating agent for the Plan trustee.

ALL SHARES OF COMMON STOCK REPRESENTED HEREBY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THOSE SHARES WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL 1, FOR PROPOSAL 2, FOR 3 YEARS FOR PROPOSAL 3 AND FOR PROPOSAL 4.

Address Change/Comments
(Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250

Fulfillment#
96000	96001

(Continued and to be marked, dated and signed, on the other side)